Exhibit 99.1
Item 6. Selected Financial Data
     The following selected consolidated financial data for the years ended December 31, 2008, 2007 and 2006 and as of December 31, 2008 and 2007 were derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, independent accountants, and are included as Item 8 of this annual report on Form 10-K. Selected consolidated financial data as of December 31, 2006 and as of and for the years ended December 31, 2005 and 2004 were derived from our consolidated financial statements that have been audited by PricewaterhouseCoopers LLP, but are not included herein.
     The following data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Item 7 of this annual report on Form 10-K and with our consolidated financial statements and related notes included as Item 8 of this annual report on Form 10-K.

	Year Ended December 31,
	2008	2007	2006	2005	2004
	(In thousands, except per share amounts)
Statement of operations data:
Sales	$992,014	$1,468,428	$2,063,466	$2,138,068	$1,829,779
Gross margin	215,541	363,161	544,814	543,355	430,898
Selling, general and administrative expenses(1)	280,010	341,941	401,536	424,134	330,985
Asset impairments	46,948	350	—	—	—
Facility closure costs	1,192	101	—	—	145
(Loss) income from continuing operations(2)	(120,583)	(2,607)	71,233	45,044	46,865
(Loss) income from continuing operations per share — basic(3)	$(3.38)	$(0.07)	$2.09	$1.55	$1.86
(Loss) income from continuing operations per share — diluted(3)	$(3.38)	$(0.07)	$1.96	$1.43	$1.75
Balance sheet data (end of period):
Cash and cash equivalents	$106,891	$97,574	$93,258	$30,736	$50,628
Total assets	521,140	647,423	748,515	724,407	697,011
Total debt (including current portion)	319,226	279,266	319,200	315,000	313,480
Stockholders’ equity	102,474	241,547	256,864	171,135	210,890
Other financial data:
Depreciation and amortization (excluding discontinued operations)	$20,833	$22,447	$20,410	$16,910	$16,543

(1)	The year ended December 31, 2005 includes a cash payment (including applicable payroll taxes) of $35.5 million made to stock option holders in lieu of adjusting exercise prices in conjunction with our refinancing transaction. The year ended December 31, 2004 includes a cash payment (including applicable payroll taxes) of $0.4 million made to stock option holders in lieu of adjusting exercise prices in conjunction with our refinancing transaction. There were no similar payments for the years ended December 31, 2008, 2007 and 2006.

(2)	(Loss) income from continuing operations included a valuation allowance of $31.6 million against primarily all of our deferred tax assets for the year ended December 31, 2008, as discussed in Note 12 to the consolidated financial statements included in Item 8 of this annual report on Form 10-K.

(3)	Reflects the impact of the 1-for-10 reverse stock split that occurred in May 2005.

Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
     The following discussion of our financial condition and results of operations should be read in conjunction with the selected financial data and the consolidated financial statements and related notes contained in Item 6. Selected Financial Data and Item 8. Financial Statements and Supplementary Data of this annual report on Form 10-K, respectively. See “Risk Factors” contained in Item 1A. Risk Factors of this annual report on Form 10-K and “Cautionary Statement” contained in Item 1. Business of this annual report on Form 10-K for a discussion of the uncertainties, risks and assumptions associated with these statements.
OVERVIEW
     We are a leading supplier and manufacturer of structural and related building products for residential new construction in the U.S. We offer an integrated solution to our customers providing manufacturing, supply and installation of a full range of structural and related building products. Our manufactured products include our factory-built roof and floor trusses, wall panels and stairs, aluminum and vinyl windows, custom millwork and trim, as well as engineered wood that we design and cut for each home. We also assemble interior and exterior doors into pre-hung units. Additionally, we supply our customers with a broad offering of professional grade building products not manufactured by us, such as dimensional lumber and lumber sheet goods, various window, door and millwork lines, as well as cabinets, roofing and gypsum wallboard. Our full range of construction-related services includes professional installation, turn-key framing and shell construction, and spans all our product categories.
     We group our building products into five product categories:
•	Prefabricated Components. Our prefabricated components consist of wood floor and roof trusses, steel roof trusses, wall panels, stairs, and engineered wood.

•	Windows & Doors. Our windows & doors category is comprised of the manufacturing, assembly, and distribution of interior and exterior door units.

•	Lumber & Lumber Sheet Goods. Lumber & lumber sheet goods include dimensional lumber, plywood, and OSB products used in on-site house framing.

•	Millwork. Millwork includes interior trim, exterior trim, columns and posts that we distribute, as well as custom exterior features that we manufacture under the Synboard brand name.

•	Other building products & services. Other building products & services are comprised of products such as cabinets, gypsum, roofing and insulation and services such as turn-key framing, shell construction, design assistance, and professional installation spanning all of our product categories.
Our operating results are dependent on the following trends, events and uncertainties, some of which are beyond our control:
•	Homebuilding Industry. Our business is driven primarily by the residential new construction market, which is in turn dependent upon a number of factors, including interest rates, consumer confidence, foreclosure rates, and the health of the economy and mortgage markets. Over the past few years, many homebuilders significantly decreased their starts because of lower demand and an excess of home inventory. Due to the decline in housing starts and increased competition for homebuilder business, we have and will continue to experience increasing pressure on our margins. The decline in housing starts continues to be widespread and we expect this trend to continue through 2009 and possibly beyond. However, we still believe there are several meaningful trends that indicate U.S. housing demand will likely remain healthy in the long term and that the current downturn in the housing industry is likely a trough in the cyclical nature of the residential construction industry. These trends include relatively low interest rates, the aging of housing stock, and normal population growth due to birthrate exceeding death rate.

•	Targeting Large Production Homebuilders. In recent years, the homebuilding industry has undergone significant consolidation, with the larger homebuilders substantially increasing their market share. We expect that trend to accelerate during this housing correction due to the better liquidity positions of the larger homebuilders relative to the smaller, less capitalized homebuilders. Our focus is on maintaining relationships and market share with these customers while balancing the competitive pressures we are facing in our markets with certain profitability expectations. Our sales to the “Builder 100,” the country’s largest 100 homebuilders, fell 37.8% during 2008, consistent with the overall decline in housing activity in the United States. We expect that our ability to maintain strong relationships with the largest builders will be vital to our ability to grow and expand into new markets as well as maintain our current market share through the downturn. Additionally, during the downturn, we plan to prudently expand our custom homebuilder base while maintaining our tight credit standards.

•	Expand into Multi-Family and Light Commercial Business. We believe we can diversify our customer base and grow our sales by further expanding into multi-family and light commercial business. While we primarily serve the single family new home construction market, we have entered the multi-family and/or light commercial market in certain regions. Our Shelby, Alabama location gives us the ability to manufacture steel roof trusses often used in multi-family and light commercial construction.

•	Use of Prefabricated Components. Prior to the current housing downturn, homebuilders were increasingly using prefabricated components in order to realize increased efficiency and improved quality. Shortening cycle time from start to completion was a key imperative of the homebuilders during periods of strong consumer demand. With the current housing downturn, that trend has decelerated as cycle time has less relevance. Customers who traditionally used prefabricated components, for the most part, still do. However, the conversion of customers to this product offering has slowed. We expect this trend to continue at least for the duration of this downturn. In response, we have reduced our manufacturing capacity and delayed plans to open new facilities.

•	Economic Conditions. Economic changes both nationally and locally in our markets impact our financial performance. The building products supply industry is highly dependent upon new home construction and subject to cyclical market changes. Our operations are subject to fluctuations arising from changes in supply and demand, national economic conditions, labor costs, competition, government regulation, trade policies and other factors that affect the homebuilding industry such as demographic trends, interest rates, single-family housing starts, employment levels, consumer confidence, and the availability of credit to homebuilders, contractors, and homeowners. During 2007, the mortgage markets experienced substantial disruption due to increased defaults, primarily as a result of credit quality deterioration. The disruption has continued and precipitated evolving changes in the regulatory environment and reduced availability of mortgages for potential homebuyers due to an illiquid credit market and more restrictive standards to qualify for mortgages. During 2008, the conditions in the credit markets and the economy worsened and the economy fell into a recession. The credit markets and financial services industry have recently experienced a significant crisis characterized by the bankruptcy or failure of various financial institutions and severe limitations on credit availability. As a result, the credit markets have become highly illiquid as financial and lending institutions have limited credit to conserve cash and protect their balance sheets. Although Congress and applicable regulatory authorities have enacted legislation and implemented policies and plans designed to free up the credit markets, it is unclear as to whether these actions have been effective to date or will be effective in the future. As the housing industry is dependent upon potential homebuyers’ access to mortgage financing and homebuilders’ access to commercial credit, it is likely there will be further damage to an already weak housing industry until conditions substantially improve.

•	Cost of Materials. Prices of wood products, which are subject to cyclical market fluctuations, may adversely impact operating income when prices rapidly rise or fall within a relatively short period of time. We purchase certain materials, including lumber products, which are then sold to customers as well as used as direct production inputs for our manufactured and prefabricated products. Short-term changes in the cost of these materials, some of which are subject to significant fluctuations, are sometimes passed on to our customers, but our pricing quotation periods may limit our ability to pass on such price changes. We may also be limited in our ability to pass on increases on in-bound freight costs on our products due to the price of fuel. Competition within our markets limited our ability to pass on fuel price increases to our customers during the first three quarters of 2008. Our inability to pass on material price increases to our customers could adversely impact our operating income.

•	Controlling Expenses. Another important aspect of our strategy is controlling costs and enhancing our status as a low-cost building materials supplier in the markets we serve. We pay close attention to managing our working capital and operating expenses. We have a “best practices” operating philosophy, which encourages increasing efficiency, lowering costs, improving working capital, and maximizing profitability and cash flow. We constantly analyze our workforce productivity to achieve the optimum, cost-efficient labor mix for our facilities. Further, we pay careful attention to our logistics function and its effect on our shipping and handling costs.
CURRENT OPERATING CONDITIONS AND OUTLOOK
     The deterioration of the housing industry continued throughout 2008. The annualized rate for single-family housings starts at the end of 2008 was 398,000, the lowest level since the U.S. Census Bureau began compiling the data in 1959. For the year, actual single-family housing starts were 622,400, down from 1,046,100 last year, a 40.5% decline. An already weak housing industry was further damaged in 2008 by the financial crisis which limited the availability of credit to homebuilders and potential homebuyers, and the general decline in the economy, among other factors. We felt the impact of these difficult conditions on our 2008 results although we were able to limit the impact through execution of our strategy. Our strategy principally consisted of growing market share, implementing cost containment programs which included reducing physical capacity and adjusting staffing levels, managing credit tightly and, most importantly, conserving cash. Overall, we feel these efforts were successful. We estimate that market share gains reduced our sales decline in 2008 by an estimated 10%. We closed or idled 14 facilities during 2008 including our New Jersey operations. The closures reduced our fixed operating costs and largely allowed us to redeploy sales to other locations to gain efficiencies. We lowered our average headcount by over 1,600, a decrease of 25.2%, from 2007. The reductions in payroll costs coupled with other cost reductions allowed us to reduce our selling, general and administrative expenses by 18.1%. Our bad debt expense in 2008 only increased $1.3 million from 2007 despite the difficult economic conditions our customers faced. Because of these measures and others, we ended the year with almost $107 million in cash. We believe these efforts will not only benefit us in the short-term but will allow us to be a more efficient organization in the long-term.
     We expect 2009 to continue to be very difficult for the housing industry. In fact, the National Association of Home Builders is forecasting 461,000 single-family housing starts for 2009, a 25.9% decline from 2008. We believe our strategy remains relevant in these conditions and allows us to focus on conserving liquidity while maintaining a viable operating platform. We have aggressively but prudently cut costs during this downturn, and these efforts will continue in 2009. In addition, we believe we can cut costs, continue to offset declining sales through market share gains by expanding our presence in the light commercial and multi-family segments, as well as increasing penetration with our top customers. Finally, we will continue to focus on working capital, to diligently control credit to our customers and also work with our vendors to improve our payment terms and pricing on our products. As stated earlier, we ended 2008 with almost $107 million in cash. We are also expecting approximately $35 million in income tax refunds in 2009. The continued execution of our strategy coupled with our available cash and expected income tax refunds in 2009 should provide the liquidity to weather yet another year in this unprecedented downturn.
     We still believe that the long-term outlook for the housing industry is positive due to growth in the underlying demographics. At this point, it is unclear if housing activity has hit bottom, but we believe our market leadership, financial strength and industry-leading scale afford us the ability to manage through the downturn. We will continue to work diligently to achieve the appropriate balance of short-term cost reductions while maintaining the expertise to grow the business when market conditions improve. We want to create long-term shareholder value and avoid taking steps that will limit our ability to compete.
SEASONALITY AND OTHER FACTORS
     Our first and fourth quarters have historically been, and are expected to continue to be, adversely affected by weather patterns in some of our markets, causing reduced construction activity. In addition, quarterly results historically have reflected, and are expected to continue to reflect, fluctuations from period to period arising from the following:
•	The volatility of lumber prices;

•	The cyclical nature of the homebuilding industry;

•	General economic conditions in the markets in which we compete;

•	The pricing policies of our competitors;

•	The production schedules of our customers; and

•	The effects of weather.
     The composition and level of working capital typically change during periods of increasing sales as we carry more inventory and receivables. Working capital levels typically increase in the second and third quarters of the year due to higher sales during the peak residential construction season. These increases have in the past resulted in negative operating cash flows during this peak season, which generally have been financed through available cash. Collection of receivables and reduction in inventory levels following the peak building and construction season have more than offset this negative cash flow. We have also from time to time utilized our credit facility to cover working capital needs if needed.

RECENT DEVELOPMENTS
   Goodwill Impairment
     Since December 31, 2007, management has closely monitored trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 142, Goodwill and Other Intangible Assets. During the second quarter of 2008, the macroeconomic factors that drive our business declined further prompting us to revise our expectations and perform an interim impairment test related to our Florida reporting unit, which was significantly underperforming original expectations and which also had a smaller valuation surplus compared to our other reporting units. To determine the estimated fair value of goodwill, we utilized discounted future cash flows. Based on the results of this interim testing, we determined that the carrying value of goodwill for our Florida reporting unit exceeded its estimated fair value and recorded a $3.5 million pre-tax impairment charge included in asset impairments. We performed our annual impairment test in the fourth quarter of 2008. As a result of a further decline in the macroeconomic factors that drive our business and a decline in the valuation surplus for this reporting unit, we recorded an additional $36.4 million pre-tax impairment charge for our Florida reporting unit. We also utilized discounted future cash flows to estimate the fair value of goodwill for our annual impairment test. We have no further goodwill value on the balance sheet for our Florida reporting unit. We will continue to monitor all of our reporting units that have goodwill, as continued declines in housing activity could result in additional impairment.
   Long-lived Assets
     We evaluate our long-lived assets, other than goodwill, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The unfavorable economic factors present throughout the second quarter prompted management to revise its expectations and assess the recoverability of our long-lived assets in certain of our markets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Based upon the results of this assessment, we determined the carrying amounts of certain assets exceeded their estimated fair values. We estimated fair value of the assets utilizing discounted future cash flows and other relevant market data and recorded impairment for the amount by which the carrying value exceeded the estimated fair value. We recorded a $2.2 million charge related to leasehold improvements and a $4.4 million charge related to customer relationship intangibles, both of which were taken in the second quarter of 2008. In the fourth quarter of 2008, we received an updated estimated market price on land that we currently have classified as held for sale included in other assets, net on the consolidated balance sheet. The fair market value of this land was lower than the carrying value; therefore, we recorded a $0.4 million charge. We also recorded a $0.4 million charge related to this land in 2007. We will continue to evaluate the recoverability of our long-lived assets as continued declines in housing activity could result in additional impairment.
   Valuation Allowance
     We have generated significant deferred tax assets partially due to various goodwill and other long-lived asset impairments that we recorded. We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), we assess whether a valuation allowance should be established based on our determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In light of the continued downturn in the housing market and the uncertainty as to its length and magnitude and the additional asset impairments recorded during 2008, we were in a three-year cumulative loss position. According to SFAS 109, cumulative losses in recent years represent significant negative evidence in considering whether deferred tax assets are realizable, and also generally preclude relying on projections of future taxable income to support the recovery of deferred tax assets. Therefore, during 2008, we recorded a valuation allowance totaling $41.2 million against primarily all of our net deferred tax assets, of which $31.6 million related to our continuing operations, $3.0 million related to other comprehensive (loss) income and $6.6 million related to our discontinued operations. We excluded the deferred tax liabilities related to certain indefinite lived intangibles when calculating the amount of valuation allowance needed as these liabilities cannot be considered as a source of income when determining the realizability of the net deferred tax assets. The valuation allowance was recorded as a reduction to income tax benefit.
     The deferred tax assets for which there is no valuation allowance relate to amounts that can be realized through future reversals of existing taxable temporary differences or through the generation of sufficient taxable income. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.

   Facility Closure Costs
     During 2008, we developed and executed a plan to close four facilities located in North Carolina, Georgia and Texas. The facility closures were primarily due to the continued decline in economic conditions that affected these locations as well as the consolidation of locations in certain markets in an attempt to reduce operating costs. In conjunction with this plan, we began disposing of assets and severing employees. We sold owned real estate related to closed facilities for approximately $0.9 million resulting in an immaterial loss on the sale. We completed the exit plan prior to December 31, 2008. During 2008, we recognized approximately $1.4 million in expense related to closed facilities of which $1.2 million was included in facility closure costs and $0.2 million was included in interest expense, net in the accompanying consolidated statement of operations.
   Discontinued Operations, net of tax
     In 2006, the specific business climate related to our New Jersey operations declined as housing activity softened and our competitors gained market share. Accordingly, we recognized a pre-tax goodwill impairment charge of $6.8 million in the third quarter of 2006. We took certain actions including changing our operational management, reducing facilities, targeting new customers and commencing sales of prefabricated components in order to improve our operational performance in our New Jersey market. Despite these efforts, the housing activity and operating results for this reporting unit declined further in 2007. As such, we recorded an additional $10.6 million pre-tax goodwill impairment and $0.7 million in asset impairments on our New Jersey operations. As of December 31, 2007, we had no goodwill remaining in our New Jersey reporting unit. In October 2008, we announced our intent to exit the New Jersey market based upon several factors, including the unfavorable conditions that affect our industry and a poor competitive position which prevented us from generating profitable results. The cessation of operations in this market has been treated as a discontinued operation as it had distinguishable cash flow and operations that have been eliminated from our operations. As a result, the operating results of the New Jersey market for the current and prior periods have been aggregated and reclassified as discontinued operations in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006. We will have no further involvement in this market. We completed the exit plan prior to December 31, 2008. The goodwill impairment charges recorded in 2007 and 2006 and the asset impairment charge recorded in 2007 are included in loss from discontinued operations, net of tax in their respective years.
     In 2007, the specific business climate related to our Ohio operations declined as housing activity softened and our competitors gained market share. Accordingly, we recognized pre-tax goodwill impairment charges of $16.9 million in 2007. We took certain actions including changing our operational management, reducing head count and targeting new customers in order to improve our operational performance in our Ohio market. Despite these efforts, the housing activity and operating results for this reporting unit declined further in 2008. As such, we recorded an additional $4.0 million pre-tax goodwill impairment charge and a $0.1 million long-lived asset impairment charge relating to our Ohio operations in the second quarter of 2008. As of December 31, 2008, we had no goodwill remaining in our Ohio reporting unit. In September 2008 we also closed two facilities in Ohio as part of our continued efforts to reduce operating costs and return the market to profitability.
     In the second quarter of 2009, we announced our intent to exit the entire Ohio market based upon several factors including the unfavorable conditions that affect our industry and a poor competitive position which prevented us from generating profitable results. The cessation of operations in this market has been treated as a discontinued operation as it had distinguishable cash flow and operations that have been eliminated from our ongoing operations. As a result, the operating results of the Ohio market for the current and prior years have been aggregated and reclassified as discontinued operations in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006. We will have no further involvement in this market. The goodwill impairment charges recorded in 2008 and 2007 and the asset impairment charges recorded in 2008 are included in loss from discontinued operations, net of tax, in their respective years.
   Acquisitions
     On December 21, 2007, we acquired certain assets of a distribution facility located in Chelsea, Alabama as a complement to our Bama Truss and Components, Inc. acquisition for cash consideration of $1.7 million. Of this amount, $0.1 million was allocated to customer relationships.
     On July 31, 2007, we acquired the common stock of Bama Truss and Components, Inc. (“Bama”) for cash consideration of $17.8 million (including certain adjustments). During 2008, we received $0.7 million in cash related to the guarantee of acquired accounts receivable and a net tangible asset adjustment. Of the net $17.1 million cash consideration, $2.6 million was allocated to customer relationships and $1.1 million to non-compete agreements, which are being amortized over nine years and two to five years, respectively. In addition, $7.9 million was allocated to goodwill. Based in Shelby, Alabama, Bama is a market leader in multi-family and light commercial manufactured structural components. Its products include wood roof and floor trusses, wood panels, steel roof trusses and related building materials and services.
     On November 3, 2006, we acquired the common stock of Waid Home Center, Inc. (“Waid”) for cash consideration of $8.8 million (including certain adjustments). During 2007, we received $1.2 million in cash related to the guarantee of acquired accounts receivable. Of the $7.6 million net cash consideration, $0.7 million was allocated to customer relationships and $0.3 million was allocated to a non-compete agreement, which are being amortized over eight years and five years, respectively. In addition, $3.3 million was allocated to goodwill. Based in Auburn, Alabama, Waid is a full-line building materials supplier. Its product offerings include: lumber, tools, windows, roofing, molding, paint, sheetrock and insulation.
     On April 28, 2006, we acquired the common stock of Freeport Truss Company and certain assets and assumed liabilities of Freeport Lumber Company (collectively “Freeport”) for cash consideration of $26.6 million (including certain adjustments). Of this amount, $6.1 million was allocated to customer relationships and $0.1 million was allocated to a non-compete agreement, which are being amortized over eight years and two years, respectively. In addition, $13.0 million was allocated to goodwill, which was increased to $14.2 million in 2007 for purchase price adjustments. Freeport is a market-leading truss manufacturer and building material distributor in the Florida panhandle area. Its products include manufactured roof and floor trusses, as well as other residential building products such as lumber and lumber sheet goods, hardware, millwork, doors and windows.
     These acquisitions were accounted for by the purchase method, and accordingly the operating results are included in our consolidated financial statements from the acquisition date. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired and liabilities assumed was recorded as goodwill. Pro forma results of operations are not presented as these acquisitions are not material.
RESULTS OF OPERATIONS
     The following table sets forth the percentage relationship to sales of certain costs, expenses and income items for the years ended December 31:

	2008	2007	2006
Sales	100.0%	100.0%	100.0%
Cost of sales	78.3%	75.3%	73.6%

Gross margin	21.7%	24.7%	26.4%
Selling, general and administrative expenses	28.2%	23.3%	19.5%
Asset impairments	4.8%	—%	—%
Facility closure costs	0.1%	—%	—%

(Loss) income from operations	(11.4)%	1.4%	6.9%
Interest expense, net	2.6%	1.9%	1.4%
Income tax (benefit) expense	(1.8)%	(0.3)%	2.1%

(Loss) income from continuing operations	(12.2)%	(0.2)%	3.4%
Loss from discontinued operations, net of tax	(1.9)%	(1.4)%	(0.1)%

Net (loss) income	(14.1)%	(1.6)%	3.3%

   2008 Compared with 2007
     Macroeconomic factors continued to decline sharply in 2008 as both housing starts, and commodity lumber and lumber sheet goods prices, were down year-over-year. Housing starts in our markets decreased approximately 42.7% while market prices for lumber and lumber sheet goods were on average approximately 8.4% lower than 2007.
     Sales. Sales for the year ended December 31, 2008, were $992.0 million, a 32.4% decrease from sales of $1,468.4 million for 2007. The decline in our sales was primarily due to the decline in single family housing starts in our markets. We were able to mitigate some of the decline by expanding into the multi-family and light commercial segment. Additionally, we were able to largely hold our share with our Builder 100 customers. Both of these items contributed to an approximate 10% market share growth in 2008. However, we were limited in growing our market share with custom builders due to our tight credit standards. Although these tight credit standards reduce our growth potential, they also limit our exposure to large write-offs in future quarters.

     The following table shows sales classified by major product category (dollars in millions):

	2008		2007
	Sales	% of Sales	Sales	% of Sales	% Change
Prefabricated components	$194.2	19.6%	$301.5	20.5%	(35.6)%
Windows & doors	248.5	25.1%	347.8	23.7%	(28.5)%
Lumber & lumber sheet goods	238.7	24.1%	393.0	26.8%	(39.3)%
Millwork	102.8	10.4%	145.0	9.9%	(29.1)%
Other building products & services	207.8	20.8%	281.1	19.1%	(26.1)%

Total sales	$992.0	100.0%	$1,468.4	100.0%	(32.4)%

     We have felt the negative effect of decreased housing starts across all our product categories primarily due to volume declines. For the lumber & lumber sheet goods category, our unit volume accounted for 81% of our sales decline in this product category while our prices accounted for 19% of the decline. This equates to $125.0 million and $29.3 million in sales declines due to volume and price, respectively.
     Our sales mix continued to shift toward manufactured and value added products and away from lumber & lumber sheet goods, which have fewer barriers to entry and therefore is more competitive. Other building products and services has continued to increase as a percentage of total sales. This category grew due to expansion of our installation services in the multi-family and light commercial segments. We believe our installation business and our value-added products and services give us a competitive advantage helping us to attract new business during the down cycle.
     Gross Margin. Gross margin decreased $147.6 million to $215.5 million. The gross margin percentage decreased from 24.7% in 2007 to 21.7% in 2008, a 3.0 percentage point decline. Our gross margin percentage decreased by 1.9 percentage points due to price, 0.9 percentage points due to volume (which is fixed costs within cost of goods sold) and 0.2 percentage points due to a shift in sales mix toward installed product sales, which carry a lower gross margin percentage. We experienced margin compression across all product categories due to competition and lower sales volumes against fixed costs in our manufacturing facilities; however, gross margins started to stabilize as the year progressed. If economic conditions continue to deteriorate, we could see further margin compression.
     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $61.9 million, or 18.1%. Average full-time equivalent employee headcount decreased 22.3% compared to 2007, while our salaries and benefits, excluding stock compensation, decreased $46.6 million, or 23.0%, compared to a 30.4% decline in sales volume. We will continue to consider in-market consolidations and facility closures based on specific market conditions. Additionally, our office general and administrative expense decreased $10.9 million, which included a $2.0 million decrease in professional services fees. As an offset to these declines, our stock comp expense increased $1.5 million, transaction costs associated with cancelled acquisitions increased $1.7 million, and our bad debt expense increased $1.3 million as our customers were affected by the continued decline in housing starts and the limited availability of credit in the financial markets. We have responded to the increase in bad debt expense by continuing to tighten our credit standards, lowering credit limits, and in some cases requiring collateral.
     As a percent of sales, selling, general and administrative expenses increased from 23.3% in 2007 to 28.2% in 2008. Salaries and benefit expense as a percentage of sales increased 1.9%, stock compensation expense increased 0.4%, occupancy by 0.8% due to the fixed nature of the category, and delivery costs by 1.3% due to higher fuel costs. We continue to monitor our operating cost structure closely and make adjustments as necessary.
     Interest Expense, net. Interest expense was $25.6 million in 2008, a decrease of $2.1 million. The decrease was due to a combination of lower debt balances in 2008 and lower interest rates. Additionally, we wrote off approximately $1.6 million of unamortized deferred debt issuance costs related to the repayment of a term loan and cancellation of the $110 million revolving credit facility and $15 million pre-funded letter of credit facility in 2007. These decreases to interest expense were partially offset by decreased interest income primarily due to lower interest rates in 2008.
     Income Tax (Benefit) Expense. We recognized an income tax benefit of $17.7 million, or a 12.8% tax benefit rate, and $4.3 million, or a 62.4% tax benefit rate for the years ended December 31, 2008 and 2007, respectively. The income tax benefit rate in the current year was affected by a non-cash valuation allowance on continuing operations of $31.6 million recorded as a reserve against primarily all of our net deferred tax assets. Excluding the effect of the valuation allowance, the effective tax rate for 2008 was 35.6% compared to an effective tax rate of 62.4% for 2007. During the second quarter of 2007, tax legislation was enacted in one of our filing jurisdictions that increased the tax rate at which loss carryforwards can be utilized in the future. We increased the value of our deferred tax asset related to these loss carryforwards by approximately $1.4 million based on the provisions outlined in the legislation. The adjustment was recorded as an increase to income tax benefit for the year ended December 31, 2007.
2007 Compared with 2006
     Macroeconomic factors continued to decline sharply in 2007 as both housing starts and commodity lumber and lumber sheet goods prices were down year-over-year. This decline began in the second half of 2006 after record quarters in the first half of that year. In 2007, housing starts in our markets decreased approximately 35% and market prices for lumber and lumber sheet goods were on average approximately 14% lower than 2006.
     Sales. Sales for the year ended December 31, 2007 were $1,468.4 million, a 28.8% decrease from sales of $2,063.5 million for 2006. The following table shows sales classified by major product category (dollars in millions):

	2007		2006
	Sales	% of Sales	Sales	% of Sales	% Change
Prefabricated components	$301.5	20.5%	$419.3	20.3%	(28.1)%
Windows & doors	347.8	23.7%	447.8	21.7%	(22.3)%
Lumber & lumber sheet goods	393.0	26.8%	664.1	32.2%	(40.8)%
Millwork	145.0	9.9%	189.4	9.2%	(23.5)%
Other building products & services	281.1	19.1%	342.9	16.6%	(18.0)%

Total sales	$1,468.4	100.0%	$2,063.5	100.0%	(28.8)%

     Our sales during the year were primarily effected by the decline in housing starts and to a lesser extent by commodity price deflation. We continued to improve our sales mix during the year, but felt the negative effect of decreased housing starts across all our product categories. Lumber & lumber sheet goods, and to a lesser extent prefabricated components, are heavily influenced by commodity price deflation. Lumber & lumber sheet goods market prices reduced our total sales by approximately 4%. The decline in housing activity within our markets prompted increased competitive conditions. For the lumber & lumber sheet goods category, our unit volume accounted for 71% of our sales decline in this product category while our prices accounted for 29% of the decline. This equates to $192.5 million and $78.6 million in sales declines due to unit volumes and price, respectively.
     Our focus on growing our manufactured windows and installation business mitigated some of the downward pressure from decreased housing activity. As our homebuilder customers downsized their operations, they increasingly utilized our turn-key installation services.
     Gross Margin. Gross margin decreased $181.7 million, or 33.3%. The gross margin percentage decreased from 26.4% in 2006 to 24.7% in 2007. The largest decline was in the lumber & lumber sheet goods category, which declined $68.6 million. Our gross margin dollars decreased primarily due to lower sales volume and price concessions to our customers in response to increasingly competitive conditions. The de-leveraging of lower sales volumes to fixed costs of sales lowered our gross margins by approximately 0.9 percentage points. Lower prices on lumber & lumber sheet goods contributed 0.3 percentage points to the decline. In addition, the increased percentage of installed sales, which traditionally carry lower gross margins, had a negative impact on our gross margins in 2007. The overall decline in gross margin percentage was partially mitigated by a favorable change in sales mix toward higher margin products such as millwork and windows and doors.
     Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased $59.6 million, or 14.8%. Our salaries and benefits expense, excluding stock-based compensation expense, decreased $54.4 million, or 21.1%, while our full-time equivalent headcount decreased 15.9%. Part of this reduction in headcount was from the closing of some of our regional headquarters and idling production at certain facilities in our efforts to optimize efficiencies across the organization. Additionally, professional services fees decreased $2.7 million, primarily related to the decrease in audit and other fees related to the implementation of Sarbanes Oxley in 2006. As an offset to these declines, we saw an increase in our bad debt expense of $2.9 million as our customers work through the difficulties of the housing downturn. We have responded to the increase in bad debt expense by tightening our credit standards and lowering credit limits.
     As a percent of sales, selling, general and administrative expenses increased from 19.5% in 2006 to 23.3% in 2007. Pricing on commodity lumber products had a negative effect in 2007 of approximately 1.2%. In addition, incremental stock compensation expense increased selling, general and administrative expenses as a percentage of sales by 0.3%. The remaining 2.3% increase is due to fixed costs, which do not adjust lower with declining sales volume.

     Interest Expense, net. Interest expense was $27.7 million in 2007, a decrease of $1.0 million. The decrease was primarily attributable to $2.4 million of increased interest income related to higher cash balances and $0.2 million of lower interest expense resulting from lower debt balances in 2007 which was partially offset by a $1.6 million write-off of unamortized deferred debt issuance costs related to the repayment of the term loan and cancellation of the $110 million revolving credit facility and $15 million pre-funded letter of credit.
     Income Tax (Benefit) Expense. The effective tax rate increased to 62.4% for the year ended December 31, 2007, compared to 37.8% for the year ended December 31, 2006. During the second quarter of 2007, tax legislation was enacted in one of our filing jurisdictions that increased the tax rate at which loss carryforwards can be utilized in the future. We increased the value of our deferred tax asset related to these loss carryforwards by approximately $1.4 million based on the provisions outlined in the legislation. The adjustment was recorded as an increase to income tax benefit for the year ended December 31, 2007.
LIQUIDITY AND CAPITAL RESOURCES
     Our primary capital requirements are to fund working capital needs, meet required interest and principal payments, fund capital expenditures and acquisitions, and pay dividends, if any, on our common stock. In the past, our capital resources have primarily consisted of cash flows from operations and borrowings under our credit facility. The homebuilding industry and therefore our industry, have been in a severe and significant downturn for almost three years. We expect this downturn to continue through at least 2009. Beyond 2009, it is difficult for us to predict what will happen in our industry as a number of factors will determine the length of this downturn, including availability of credit for homebuilders and potential home buyers, potential foreclosures, existing home inventory, and interest rates. With the sustained downturn and the anticipated continued decline in macroeconomic conditions, our operations are no longer providing positive cash flows, and we are not expecting our cash flows from operations to be positive in the near term.
     Our cash on hand was $106.9 million at December 31, 2008. Our net borrowing availability in excess of the $35 million liquidity covenant at December 31, 2008 was zero due to a combined 30% decline in accounts receivable and inventory balances (“borrowing base”), which are used to calculate the available borrowing capacity, coupled with lower seasonal advance rates set forth under the credit facility. Approximately $12.8 million of cash on hand at year-end supported a short-fall in the calculation of the $35 million minimum liquidity covenant contained in the credit facility. This covenant calculates as eligible borrowing base minus outstanding borrowings must exceed $35 million or we are required to meet a fixed charge coverage ratio, which we currently would not meet. However, the calculation also allows cash on deposit with the agent to be included as eligible borrowing base. Absent the use of cash in the calculation, we would have been forced to repay $12.8 million in borrowings in order to comply with the covenant. Accordingly, our available cash was $94.1 million at December 31, 2008. We anticipate this shortfall in eligible borrowing base to dissipate by March 2009, when our advance rates increase in accordance with the credit facility.
     Since the beginning of the housing downturn, a primary focus has been on protecting our liquidity. We have implemented an action plan consisting of growing market share, reducing physical capacity, adjusting staffing levels, implementing cost containment programs, managing credit tightly, and most importantly, conserving cash. Although we felt the impact of the difficult conditions, we were able to limit it through this action plan. Overall, we believe our efforts were successful as we ended 2008 with $94.1 million in available cash. We will continue to execute this strategy in 2009. With this continued strategy execution, $94.1 million in available cash and almost $35 million in expected income tax refunds in 2009, we believe we will have sufficient capital to meet our anticipated short-term needs, including capital expenditures and debt obligations for 2009. Key assumptions considered in making this assessment were single-family housing starts ranging from 350,000 to 500,000, market share gains consistent with that achieved in 2008, market prices for commodity products stable with 2008, stable to only slight declines in product gross margins, continued ability to lower operating costs principally in salaries and benefits expense, timely receipt of our expected income tax refunds, and consistent advance rates under our credit facility year-over-year. Should housing conditions deteriorate greater than expected or other assumptions prove to be incorrect, our action plans will expand to include further facility closures, attempts to renegotiate leases, increased headcount reductions and the potential divestitures of non-core business.
     Our focus on liquidity extends beyond just 2009. Although an improvement in housing activity is generally expected toward the end of 2009, we have set an action plan for 2009 designed to provide us with sufficient liquidity to extend through 2010 even with no appreciable improvement in housing activity. However, there are no assurances that these steps will prove successful if the housing downturn is steeper or more protracted than general expectations. Should the current economic conditions continue beyond what we have planned in our 2009 action plan or deteriorate further, subsequent to 2009 we may be required to raise external funds through the sale of common stock or debt in the public capital markets or in privately negotiated transactions. There can be no assurance that any such financing would be available on favorable terms, if at all. In assessing our liquidity, key components include our net loss, current assets and current liabilities. For assessing our long-term liquidity, we also consider our debt and long-term liabilities.

   Consolidated Cash Flows
     Cash used in operating activities in 2008 was $28.9 million compared to cash provided by operating activities in 2007 of $71.5 million. The decline was essentially due to an increase in operating loss primarily as a result of the decrease in our sales and profitability. This decrease in operating cash provided by operating activities was also affected by changes in working capital. Although we continue to aggressively manage working capital, we have seen an increase in the number of days outstanding for our accounts receivable. This increase is directly related to the downturn in the homebuilding industry and the limited access to credit for our homebuilding customers. Our inventory turns decreased due to rapidly declining housing starts and increased difficulty matching our order quantities to obtain the best price with the much lower sales volumes in 2008. Our accounts payable days have increased slightly as we continue to work with our vendors to extend our payment terms. We expect to face similar asset management challenges in 2009, but we will continue to aggressively manage working capital.
     Cash provided by operating activities decreased $40.4 million, or 36.1%, in 2007 compared to 2006. The decrease was primarily due to a decrease from operating income to an operating loss primarily as a result of the decrease in our sales and profitability. This decrease in operating cash provided by operating activities was also affected by changes in working capital. Although we continue to aggressively manage working capital, we saw an increase in the number of days outstanding for our accounts receivable. This increase was directly related to the downturn in the homebuilding industry. Our inventory turns were slightly less as we tried to react responsively to the declining market conditions. Our accounts payable days increased as we continued to work with our vendors to extend our payment terms.
     Cash used for investing activities decreased $24.0 million in 2008 compared to 2007. The decrease was partially due to a $1.9 million decrease in capital expenditures to a maintenance level to conserve capital. Additionally, we had an increase of $3.2 million of proceeds from the sale of real estate from closed facilities and excess equipment as we reduce our fleet in response to the decline in demand. We also used $18.3 million in cash to purchase a supplier of multi-family and light commercial manufactured structural components and a distribution facility in 2007 and made no acquisitions in 2008.
     Cash used for investing activities decreased $34.5 million in 2007 compared to 2006. The decrease was partially due to a $17.1 million decrease in capital expenditures as we strive to conserve capital in the current operating environment. We used cash of $18.3 million to purchase a supplier of multi-family and light commercial manufactured structural components and a distribution facility in 2007 compared to $35.4 million to purchase suppliers of prefabricated components and building materials in 2006.
     Net cash provided by financing activities was $40.5 million in 2008 compared to net cash used in financing activities of $40.9 million in 2007. The primary source of funds in 2008 was $40.0 million in net borrowings under our revolving credit facility. The primary uses of cash in 2007 were the permanent retirement of the remaining balance of the term loan and payment of deferred loan costs related to the $350 million revolving credit facility.
     Net cash used in financing activities was $40.9 million in 2007 compared to net cash provided by financing activities of $11.5 million in 2006. The primary uses of cash in 2007 were the permanent retirement of the remaining balance of the term loan and payment of deferred loan costs related to the new revolving credit facility. Proceeds from the exercise of stock options provided cash of $11.9 million in 2006 compared to $4.2 million in 2007.
   Capital Resources
     In December 2007, we entered into a $350 million revolving credit facility (the “Facility”) with a consortium of banks led by Wachovia Bank, N.A. Also participating in the facility are UBS Securities LLC and General Electric Capital Corporation. The Facility provides for a $350 million revolving credit line which is available for working capital and general corporate purposes. The available borrowing capacity, or borrowing base, is derived primarily from a percentage of the Company’s eligible accounts receivable and inventory, as defined by the agreement. The Facility is scheduled to mature five years from the date of execution and replaced the $110 million long-term revolving credit line, which was scheduled to mature in February 2010, and the $15 million pre-funded letter of credit facility, which was scheduled to mature in August 2011. Subsequent to year-end, we reduced the Facility from $350 million to $250 million as allowed by the revolving credit facility agreement. Our available borrowing capacity at December 31, 2008 would not have been affected by this reduction as eligible accounts receivable and inventory balances, which are used to calculate the available borrowing capacity, would not have supported borrowings of $250 million. We do not anticipate that our borrowing base will support borrowings in excess of $250 million at any point during the remaining life of the credit facility. This reduction will allow us to reduce our interest expense related to commitment fees. In the first quarter of 2009, we will expense $1.2 million in unamortized debt issuance costs related to the reduction in the Facility.

     Interest rates under the Facility are based on a base rate plus an applicable margin. The base rate is the larger of the rate determined by the administrative agent or the Federal Funds Rate plus one-half percent, as each term is defined by the agreement. A variable commitment fee, currently 0.425%, is charged on the unused amount of the revolver based on the most recent previous quarterly average excess availability. We had $40.0 million in outstanding borrowings under the Facility at December 31, 2008. The weighted average interest rate on the borrowings outstanding under the Facility was 3.75% at December 31, 2008.
     Loans are collateralized by substantially all of our assets, primarily accounts receivable and inventory, and are guaranteed by us and certain of our subsidiaries. The Facility has certain restrictive covenants, which, among other things, relate to the payment of dividends, incurrence of indebtedness, and asset sales. The Facility also has a fixed charge coverage ratio of 1:1 that is triggered if our available borrowing capacity, as determined under the borrowing base formula, is less than $35 million. At December 31, 2008, our net available borrowing capacity in excess of the $35 million minimum liquidity covenant was zero. Approximately $12.8 million of cash on hand at year-end supported a short-fall in the calculation of the $35 million minimum liquidity covenant. The covenant calculates as eligible borrowing base less outstanding borrowings. The calculation also allows cash on deposit with the agent to be included as eligible borrowing base. At December 31, 2008, we had cash on deposit with the agent to support the shortfall in the available borrowing capacity; therefore, the minimum liquidity covenant was not triggered. If the $35 million minimum liquidity covenant would have been triggered, we would not have been able to meet the fixed charge coverage ratio in 2008. Based on our 2009 forecast, we will not meet the fixed charge coverage ratio, but we anticipate that we would not fall below the $35 million minimum liquidity covenant in 2009; therefore, we would not trigger the fixed charge coverage ratio requirement.
     On February 11, 2005, we issued $275.0 million in aggregate principal amount of second priority senior secured floating rate notes due in 2012. Interest accrues on the floating rate notes at a rate of LIBOR plus 4.25% and is payable quarterly in arrears. The LIBOR rate is reset at the beginning of each quarterly period. At any time on or after February 15, 2007, we can redeem some or all of the notes at a redemption price equal to par plus a specified premium that declines ratably to par. In the event of a change in control (as defined in the indenture), we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal, plus accrued and unpaid interest. We completed an exchange offer relating to the notes in 2005. As a result, the notes are registered under the Securities Act.
     The floating rate notes are jointly and severally guaranteed by all of our subsidiaries and collateralized by (1) a pledge of the common stock of certain of our subsidiaries and (2) a security interest in substantially all tangible and intangible property and proceeds thereof now owned or hereafter acquired by us and substantially all our subsidiaries. The parent company has no independent assets or operations, and the guarantees are full and unconditional. The indenture governing the floating rate notes contains covenants that limit our ability and the ability of our restricted subsidiaries to, among other things: incur additional indebtedness, pay dividends or make other distributions, incur liens, enter into certain types of transactions with affiliates, encounter a change of control, create restrictions on the payment of dividends or other amounts to us by our restricted subsidiaries and sell all or substantially all of our assets or merge with or into other companies.
     In 2005, we entered into two interest rate swap agreements in order to obtain a fixed rate with respect to $200.0 million of our outstanding floating rate debt and thereby reduce our exposure to interest rate volatility. The interest rate swaps qualified as fully effective, cash-flow hedging instruments. Therefore, all changes in fair value of the qualifying cash flow hedges were reported in other comprehensive (loss) income and reclassified into earnings in the same period in which the hedge transactions affect earnings. At December 31, 2007, the fair value of these interest rate swaps was a receivable of $0.6 million. In January 2008, we cancelled one of the two interest rate swap agreements. We cancelled the agreement that started July 1, 2005 whereby we paid a fixed rate of 4.12% and received a variable rate at 90 day LIBOR. The settlement fees related to the cancellation of this interest rate swap agreement were minimal. The second swap agreement matured on May 15, 2008.
     In the first quarter of 2008, we entered into three new interest rate swap agreements with notional amounts of $100.0 million, $50.0 million, and $50.0 million, respectively. The swap agreements are three-year swaps that fix $200.0 million of our outstanding floating rate notes at a weighted average interest rate of 7.41%, including an applicable margin. We are paying a fixed rate at 3.25%, 3.17% and 2.99%, respectively, on the swaps and receive a variable rate at 90 day LIBOR. The swaps were effective on May 15, 2008.
     The interest rate swaps qualify as fully effective, cash-flow hedging instruments. Therefore, all changes in fair value of the qualifying cash flow hedges are reported in other comprehensive (loss) income and reclassified into earnings in the same period in which the hedge transactions affect earnings. At December 31, 2008, the fair value of the interest rate swaps was a payable of $7.7 million. The weighted-average interest rate at December 31, 2008 for the floating rate notes was 7.14%, including the effect of the interest rate swaps.

     Long-term debt consisted of the following as of December 31:

	2008	2007
	(In thousands)
Revolving credit facility	$40,000	$—
Floating rate notes	275,000	275,000
Other long-term debt*	4,226	4,266

	319,226	279,266
Less: current portion of long-term debt	44	40

Total long-term debt, net of current maturities*	$319,182	$279,226

*	We completed construction on a new multi-purpose facility during 2006. Other long-term debt represents an unfunded lease obligation for this facility. For accounting purposes, we are deemed the owner. As a result, the building and the offsetting long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other debt, respectively. The building is being depreciated over its useful life, and the lease obligation is being amortized such that there will be no gain or loss recorded if the lease is not extended at the end of the term.
Capital Expenditures
     Capital expenditures vary depending on prevailing business factors, including current and anticipated market conditions. Historically, capital expenditures have for the most part remained at relatively low levels in comparison to the operating cash flows generated during the corresponding periods. In response to the continued decline in market conditions in 2008, we limited our capital expenditures to $8.2 million in our efforts to conserve capital. Although we cannot predict the duration of the current market conditions, we anticipate that housing conditions will continue to be difficult in 2009. As a result, we expect our 2009 capital expenditures to be approximately $2 to $5 million. We anticipate that throughout the downturn capital expenditures will focus primarily on maintenance of our current assets.
DISCLOSURES OF CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
     The following summarizes the contractual obligations of the company as of December 31, 2008 (in thousands):

	Payments Due by Period
Contractual obligations	Total	Less than 1 year	1-3 years	4 years	5 years	After 5 years
Long-term debt	$319,226	$44	$315,157	$63	$69	$3,893
Interest on long-term debt(1)	71,299	22,114	46,410	370	363	2,042
Operating leases	145,665	34,138	62,888	12,548	10,685	25,406
Uncertain tax positions(2)	—	—	—	—	—	—

Total contractual cash obligations	$536,190	$56,296	$424,455	$12,981	$11,117	$31,341

(1)	Interest based on LIBOR rate of 1.24% and Prime rate of 3.25% at February 4, 2009. Interest on long-term debt reflects interest rate swap agreements effective through May 2011. Actual interest may differ from the amounts presented above based on LIBOR fluctuations.

(2)	We have $1.3 million of uncertain tax positions recorded in long-term liabilities or as a reduction to operating loss carryforwards. We also have $0.3 million in interest and penalties accrued related to these uncertain tax positions. It is not reasonably possible to predict at this time when (or if) any of these amounts will be settled.
     The amounts reflected in the table above for operating leases represent future minimum lease payments under non-cancelable operating leases with an initial or remaining term in excess of one year at December 31, 2008. Purchase orders entered into in the ordinary course of business are excluded from the above table because they are payable within one year. Amounts for which we are liable under purchase orders are reflected on our consolidated balance sheet as accounts payable and accrued liabilities.

OTHER CASH OBLIGATIONS NOT REFLECTED IN THE BALANCE SHEET
     In accordance with accounting principles generally accepted in the United States, commonly referred to as GAAP, our operating leases are not recorded in our balance sheet. In addition to the lease obligations included in the above table, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (1) purchasing the equipment at the end of the lease term, (2) arranging for the sale of the equipment to a third party, or (3) returning the equipment to the lessor to sell the equipment. If the sales proceeds in either case are less than the residual value, then we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $7.8 million as of December 31, 2008.
     Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
     Critical accounting policies are those that both are important to the accurate portrayal of a company’s financial condition and results, and require subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain.
     In order to prepare financial statements that conform to GAAP, we make estimates and assumptions that affect the amounts reported in our financial statements and accompanying notes. Certain estimates are particularly sensitive due to their significance to the financial statements and the possibility that future events may be significantly different from our expectations.
     We have identified the following accounting policies that require us to make the most subjective or complex judgments in order to fairly present our consolidated financial position and results of operations.
     Vendor Rebates. Many of our arrangements with our vendors provide for us to receive a rebate of a specified amount payable to us when we achieve any of a number of measures, generally related to the volume of purchases from our vendors. We account for these rebates as a reduction of the prices of the vendor’s products, which reduces inventory until we sell the product, at which time these rebates reduce cost of sales. Throughout the year, we estimate the amount of rebates based upon our historical level of purchases. We continually revise these estimates to reflect actual purchase levels.
     If market conditions were to change, vendors may change the terms of some or all of these programs. Although these changes would not affect the amounts which we have recorded related to product already purchased, it may impact our gross margins on products we sell or sales earned in future periods.
     Allowance for Doubtful Accounts and Related Reserves. We maintain an allowance for doubtful accounts for estimated losses due to the failure of our customers to make required payments. We perform periodic credit evaluations of our customers and typically do not require collateral. However, as industry conditions have continued to decline, we have, in some cases, required customers to collateralize their debt to us. Consistent with industry practices, we generally require payment from most customers within 30 days. As our business is seasonal in certain regions, our customers’ businesses are also seasonal. Sales are lowest in the winter months, and our past due accounts receivable balance as a percentage of total receivables generally increases during this time. Throughout the year, we record estimated reserves based upon our historical write-offs of uncollectible accounts, taking into consideration certain factors, such as aging statistics and trends, customer payment history, independent credit reports, and discussions with customers.
     Periodically, we perform a specific analysis of all accounts past due and write off account balances when we have exhausted reasonable collection efforts and determined that the likelihood of collection is remote. We charge these write-offs against our allowance for doubtful accounts. Due to the current decline in the macroeconomic factors that affected our customers’ business, we have experienced higher than normal past due account balances and have increased our allowance for doubtful accounts as a result. We anticipate that until the macroeconomic factors that affect our customers’ businesses stabilize and improve, we may continue to see an increase in our allowance for doubtful accounts. In response to these conditions, we have tightened our credit standards, lowered credit limits to some of our customers, and in some cases discontinued allowing credit or required collateral to support outstanding receivable balances.

     Impairment of Long-Lived Assets. Long-lived assets, including property and equipment, are reviewed for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable. Our judgment regarding the existence of impairment indicators is based on market and operational performance. Determining whether impairment has occurred typically requires various estimates and assumptions, including determining which cash flows are directly related to the potentially impaired asset, the useful life over which cash flows will occur, their amount, and the asset’s residual value, if any. In turn, measurement of an impairment loss requires a determination of fair value, which is based on the best information available. We use internal cash flow estimates, quoted market prices when available and independent appraisals as appropriate to determine fair value. We derive the required cash flow estimates from our historical experience and our internal business plans and apply an appropriate discount rate. If these projected cash flows are less than the carrying amount, an impairment loss is recognized based on the fair value of the asset.
     We recorded a $2.2 million charge related to leasehold improvements and a $4.4 million charge related to customer relationship intangibles in the second quarter of 2008. In the fourth quarter of 2008, we received an updated estimated market price on land that we currently have classified as held for sale included in other assets, net on the consolidated balance sheet. The fair market value of this land was lower than the carrying value; therefore, we recorded a $0.4 million charge. We also recorded a $0.4 million charge related to this land in 2007.
     Goodwill. Goodwill represents the excess of the amount we paid to acquire businesses over the estimated fair value of tangible assets and identifiable intangible assets acquired, less liabilities assumed. At December 31, 2008, our goodwill balance was $111.2 million, representing 21.3% of our total assets.
     We test goodwill for impairment in the fourth quarter of each year or at any other time when impairment indicators exist by comparing the estimated implied value of a reporting units’ goodwill to its book value. If its book value of goodwill exceeds its estimated implied value of goodwill, we recognize the difference as an impairment loss in operating income. Examples of such indicators that could cause us to test goodwill for impairment between annual tests include a significant change in the business climate, unexpected competition, significant deterioration in market share or a loss of key personnel. Our industry has been in a significant and severe downturn for the past three years. In this environment, we have closely monitored the trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test in accordance with SFAS No. 142, Goodwill and Other Intangible Assets and performed interim impairment tests when warranted. The macroeconomic factors that affect our industry, primarily the continued decline in housing starts, have caused us to re-evaluate our expectations for a number of our reporting units. Housing starts are a significant sales driver for us. If there is a significant decline or an expected decline in housing starts, this could adversely affect our expectations for a reporting unit and the value of that reporting unit. Additionally, since September 30, 2008, our stock price has been adversely affected by the significant decline in the overall stock market. With the decline in our stock price, our market capitalization has also declined. For our 2008 annual impairment test, we believe that the decline in market capitalization was a contributing factor, but not the overriding factor in determining the need to recognize additional impairment. The overriding factor was the continued decline in the macroeconomic conditions that affect our industry, specifically housing starts in our markets which were down 42.7% from 2007 and 45.7% in the fourth quarter of 2008 compared to the fourth quarter of 2007. We recognized goodwill impairments of $39.9 million which were included in asset impairments in our consolidated statements of operations in Item 8 on this annual report on Form 10-K in 2008. We did not have any goodwill impairments for continuing operations in 2007 or 2006.
     The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market valuations and assumptions about our strategic plans with regard to our operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates resulting in further impairment of goodwill.
     In performing our impairment analysis, we developed a range of fair values for our reporting units using a discounted cash flow methodology. The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The discounted cash flow methodology uses our projections of financial performance for a five-year period. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and the expected future revenues, gross margins and operating margins, which vary among reporting units. Significant assumptions used in our financial projections include housing starts, lumber commodity prices, and market share gains.

     Deferred Income Taxes. In accordance with SFAS No. 109, Accounting for Income Taxes, we assess whether it is more likely than not that some or all of our deferred tax assets will not be realized. We consider the reversal of existing deferred tax liabilities, future taxable income, and tax planning strategies in our assessment. We have certain state income tax carryforwards where we believe it is unlikely that we will realize the benefits associated with these tax carryforwards and have established a valuation allowance against our deferred tax assets. Changes in our estimates of future taxable income and tax planning strategies will affect our estimate of the realization of the tax benefits of these tax carryforwards. Additionally, in light of the continued downturn in the housing market and the uncertainty as to its length and magnitude, and due to the additional asset impairments recorded during 2008, we were in a three-year cumulative loss position. According to SFAS 109, cumulative losses in recent years represent significant negative evidence in considering whether deferred tax assets are realizable, and also generally preclude relying on projections of future taxable income to support the recovery of deferred tax assets. Therefore, during 2008, we recorded a valuation allowance totaling $41.2 million against primarily all of our net deferred tax assets of which $31.6 million related to our continuing operations, $3.0 million related to other comprehensive (loss) income, and $6.6 million related to our discontinued operations. Further declines in housing activity could cause us to establish additional valuation allowances. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the related net deferred tax assets, we may reverse some or all of the valuation allowances.
     Insurance Deductible Reserve. We have large deductibles for general liability, auto liability and workers’ compensation insurance. The expected liability for unpaid claims falling within our deductible, including incurred but not reported losses, is determined using the assistance of a third-party actuary. This amount is reflected on our balance sheet as an accrued liability. Our accounting policy includes an internal evaluation and adjustment of our reserve for all insurance-related liabilities on a quarterly basis. At least on an annual basis, we engage an external actuarial professional to independently assess and estimate the total liability outstanding, which is compared to the actual reserve balance at that time and adjusted accordingly.
     Stock-Based Compensation. Calculating stock-based compensation expense requires the input of subjective assumptions. We determine the fair value of each option grant using the Black-Scholes option-pricing model. Specific inputs to the model include: the expected life of the stock-based awards, stock price volatility, dividend yield and risk-free rate.
     The expected life represents the period of time the options are expected to be outstanding. We consider the contractual term, the vesting period and the expected lives used by a peer group with similar option terms in determining the expected life assumption. As a newly public company, we supplement our own historical volatility with the volatility of a peer group over a recent historical period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options. We record expense for the unvested portion of grants over the requisite service (i.e., vesting) periods.
RECENTLY ISSUED ACCOUNTING STANDARDS
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 relating to financial instruments were effective for us as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS 157, for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We partially adopted SFAS 157 as of January 1, 2008, as it relates to financial instruments. The partial adoption did not have a material effect on our consolidated financial statements (See Note 9). We are still assessing the effect that SFAS 157 will have on our nonrecurring measurements for non-financial assets and liabilities in 2009.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”), which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 was effective as of January 1, 2008. We adopted SFAS 159 as of January 1, 2008, and we are not electing the fair value option for any of our eligible financial instruments and other items that are not already measured at fair value under existing standards.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), Business Combinations, which will change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Additionally, SFAS 141R will change the accounting treatment and disclosure for certain specific items in a business combination. This pronouncement requires prospective application and will be effective for us for acquisitions on or after January 1, 2009. We expect the application of SFAS 141R will have an effect on how we account for business combinations once adopted, but the effect of the impact on our consolidated financial statements will depend upon the acquisitions that occur after the effective date.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”) which requires expanded disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments. This pronouncement requires comparative disclosures only for periods subsequent to initial adoption and is effective for us beginning January 1, 2009. We will include the required disclosures under SFAS 161 upon adoption.
In June 2008, the FASB issued Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (FSP EITF 03-06-1). According to FSP EITF 03-06-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities under SFAS No. 128. As such, they should be included in the computation of basic earnings per share (“EPS”) using the two-class method. This pronouncement requires retrospective application. We have applied the provisions of FSP EITF 03-06-1 to our historical results and it did not have a material impact on the computation of our EPS.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors and Stockholders of Builders FirstSource, Inc.:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Builders FirstSource, Inc. and its subsidiaries at December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control over Financial Reporting (not presented herein) appearing under Item 9A of the Company’s 2008 Annual Report on Form 10-K. Our responsibility is to express opinions on these financial statements and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Notes 2 and 12 to the consolidated financial statements, the Company changed the manner in which it accounts for earnings per share effective January 1, 2009 and uncertain tax positions in 2007, respectively.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Dallas, Texas
February 27, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for earnings per share discussed in Note 2 and the reclassification of the operating results of the Ohio market to discontinued operations discussed in Note 5, as to which the date is October 30, 2009

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2008	2007	2006
	(In thousands, except per share amounts)
Sales	$992,014	$1,468,428	$2,063,466
Cost of sales	776,473	1,105,267	1,518,652

Gross margin	215,541	363,161	544,814
Selling, general and administrative expenses	280,010	341,941	401,536
Asset impairments	46,948	350	—
Facility closure costs	1,192	101	—

(Loss) income from operations	(112,609)	20,769	143,278
Interest expense, net	25,644	27,707	28,696

(Loss) income from continuing operations before income taxes	(138,253)	(6,938)	114,582
Income tax (benefit) expense	(17,670)	(4,331)	43,349

(Loss) income from continuing operations	(120,583)	(2,607)	71,233
Loss from discontinued operations (net of income tax benefit of $1,200, $12,519, and $1,112 in 2008, 2007 and 2006, respectively)	(18,911)	(21,145)	(2,340)

Net (loss) income	$(139,494)	$(23,752)	$68,893

Basic net (loss) income per share:
(Loss) income from continuing operations	$(3.38)	$(0.07)	$2.09
Loss from discontinued operations	(0.53)	(0.61)	(0.07)

Net (loss) income	$(3.91)	$(0.68)	$2.02

Diluted net (loss) income per share:
(Loss) income from continuing operations	$(3.38)	$(0.07)	$1.96
Loss from discontinued operations	(0.53)	(0.61)	(0.06)

Net (loss) income	$(3.91)	$(0.68)	$1.90

Weighted average common shares outstanding:
Basic	35,634	34,904	34,118

Diluted	35,634	34,904	36,327

The accompanying notes are an integral part of these consolidated financial statements.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2008	2007
	(In thousands, except per share amounts)
ASSETS
Current assets:
Cash and cash equivalents	$106,891	$97,574
Trade accounts receivable, less allowances of $6,194 and $7,209 for 2008 and 2007, respectively	84,984	126,430
Other receivables	41,516	23,052
Inventories	68,868	95,038
Deferred income taxes	—	17,399
Other current assets	8,358	9,273

Total current assets	310,617	368,766
Property, plant and equipment, net	80,374	96,358
Goodwill	111,193	155,588
Intangible assets, net	4,040	10,568
Other assets, net	14,916	16,143

Total assets	$521,140	$647,423

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$35,414	$65,811
Accrued liabilities	37,794	47,626
Current maturities of long-term debt	44	40

Total current liabilities	73,252	113,477
Long-term debt, net of current maturities	319,182	279,226
Deferred income taxes	4,669	1,155
Other long-term liabilities	21,563	12,018

Total liabilities	418,666	405,876
Commitments and contingencies (Note 14)
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized; zero shares issued and outstanding at December 31, 2008 and 2007	—	—
Common stock, $0.01 par value, 200,000 shares authorized; 36,128 and 35,701 shares issued and outstanding at December 31, 2008 and 2007, respectively	357	351
Additional paid-in capital	146,650	138,476
Accumulated (deficit) retained earnings	(37,119)	102,375
Accumulated other comprehensive (loss) income	(7,414)	345

Total stockholders’ equity	102,474	241,547

Total liabilities and stockholders’ equity	$521,140	$647,423

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2008	2007	2006
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(139,494)	$(23,752)	$68,893
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	20,833	22,447	20,410
Asset impairments	46,948	350	—
Amortization of deferred loan costs	2,835	4,206	2,623
Deferred income taxes	18,996	(3,846)	(273)
Bad debt expense	4,435	3,133	235
Net non-cash expense from discontinued operations	4,653	20,989	7,560
Stock compensation expense	8,474	6,970	4,060
Net (gain) loss on sales of assets	(1,443)	(758)	190
Changes in assets and liabilities:
Receivables	16,830	48,186	50,098
Inventories	26,170	28,851	31,308
Other current assets	915	966	(3,065)
Other assets and liabilities	2,619	(3,007)	2,975
Accounts payable	(30,397)	(20,789)	(47,631)
Accrued liabilities	(11,251)	(12,449)	(25,536)

Net cash (used in) provided by operating activities	(28,877)	71,497	111,847

Cash flows from investing activities:
Purchases of property, plant and equipment	(8,193)	(10,053)	(27,192)
Proceeds from sale of property, plant and equipment	5,209	2,015	1,702
Acquisitions, net of cash acquired	701	(18,288)	(35,378)

Net cash used in investing activities	(2,283)	(26,326)	(60,868)

Cash flows from financing activities:
Net borrowings under revolving credit facility	40,000	—	—
Payments on long-term debt	(40)	(39,934)	(132)
Deferred loan costs	(380)	(4,423)	(100)
Exercise of stock options	1,313	4,224	11,891
Repurchase of common stock	(416)	(722)	(116)

Net cash provided by (used in) financing activities	40,477	(40,855)	11,543

Net increase in cash and cash equivalents	9,317	4,316	62,522
Cash and cash equivalents at beginning of period	97,574	93,258	30,736

Cash and cash equivalents at end of period	$106,891	$97,574	$93,258

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

					Accumulated	Accumulated
			Additional Paid		(Deficit)	Other
	Common Stock		in	Unearned Stock	Retained	Comprehensive
	Shares	Amount	Capital	Compensation	Earnings	(Loss) Income	Total
	(In thousands, except share amounts)
Balance at December 31, 2005	32,997,564	$330	$111,979	$(1,087)	$58,081	$1,832	$171,135
Issuance of restricted stock	310,723	—	—	—	—	—	—
Stock compensation expense	—	—	4,994	—	—	—	4,994
Exercise of stock options, including tax benefit associated with the exercise of stock options	1,531,039	15	11,860	—	—	—	11,875
Repurchase of common stock	(7,242)	—	(116)	—	—	—	(116)
Reverse unearned compensation related to restricted stock	—	—	(1,087)	1,087	—	—	—
Comprehensive income:
Net income	—	—	—	—	68,893	—	68,893
Change in fair value of interest rate swaps, net of related tax effect	—	—	—	—	—	83	83
Total comprehensive income	—	—	—	—	—	—	68,976

Balance at December 31, 2006	34,832,084	345	127,630	—	126,974	1,915	256,864
Issuance of restricted stock, net of forfeitures	363,926	—	—	—	—	—	—
Vesting of restricted stock	—	1	(1)	—	—	—	—
Stock compensation expense	—	—	7,779	—	—	—	7,779
Exercise of stock options, including tax benefit associated with the exercise of stock options	558,614	6	3,789	—	—	—	3,795
Repurchase of common stock	(53,633)	(1)	(721)		—		(722)
Cumulative effect of FIN 48	—	—	—	—	(847)	—	(847)
Comprehensive loss:
Net loss	—	—	—	—	(23,752)	—	(23,752)
Change in fair value of interest rate swaps, net of related tax effect	—	—	—	—	—	(1,570)	(1,570)
Total comprehensive loss	—	—	—	—	—	—	(25,322)

Balance at December 31, 2007	35,700,991	351	138,476	—	102,375	345	241,547
Issuance of restricted stock, net of forfeitures	43,811	—	—	—	—	—	—
Vesting of restricted stock	—	2	(2)	—	—	—	—
Stock compensation expense	—	—	8,479	—	—	—	8,479
Exercise of stock options, including tax benefit associated with the exercise of stock options	446,589	5	112	—	—	—	117
Repurchase of common stock	(63,857)	(1)	(415)		—		(416)
Comprehensive loss:
Net loss	—	—	—	—	(139,494)	—	(139,494)
Change in fair value of interest rate swaps, net of related tax effect	—	—	—	—	—	(7,759)	(7,759)
Total comprehensive loss	—	—	—	—	—	—	(147,253)

Balance at December 31, 2008	36,127,534	$357	$146,650	$—	$(37,119)	$(7,414)	$102,474

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Description of the Business
     Builders FirstSource, Inc., a Delaware corporation formed in 1998, is a leading supplier and manufacturer of structural and related building products for residential new construction in the United States. In this annual report, references to the “company,” “we,” “our,” “ours” or “us” refer to Builders FirstSource, Inc. and its consolidated subsidiaries, unless otherwise stated or the context otherwise requires.
     We manage our business as three regional operating groups — Atlantic, Southeast and Central. We serve 32 markets in 9 states, principally in the southern and eastern United States. We have 56 distribution centers and 54 manufacturing facilities, many of which are located on the same premises as our distribution centers. We serve a broad customer base ranging from production homebuilders to small custom homebuilders.
2. Summary of Significant Accounting Policies
  Principles of Consolidation
     The consolidated financial statements present the results of operations, financial position, and cash flows of Builders FirstSource, Inc. and its wholly-owned subsidiaries. All significant intercompany transactions have been eliminated in consolidation.
  Accounting Estimates
     The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could materially differ from those estimates.
     Estimates are used when accounting for items such as revenue, vendor rebates, allowance for returns, discounts and doubtful accounts, employee compensation programs, depreciation and amortization periods, income taxes, inventory values, insurance programs, goodwill, other intangible assets and long-lived assets.
  Sales Recognition
     We recognize sales of building products upon delivery to the customer. For contracts with service elements, sales are generally recognized on the completed contract method as these contracts are usually completed within 30 days. Contract costs include all direct material and labor, equipment costs and those indirect costs related to contract performance. Provisions for estimated losses on uncompleted contracts are recognized in the period in which such losses are determined. Prepayments for materials or services are deferred until such materials have been delivered or services have been provided. All sales recognized are net of allowances for discounts and estimated returns, based on historical experience. We present all sales tax on a net basis in our consolidated financial statements.
  Cash and Cash Equivalents
     Cash and cash equivalents consist of cash on hand and all highly liquid investments with an original maturity date of three months or less.
  Financial Instruments
     We use financial instruments in the normal course of business as a tool to manage our assets and liabilities. We do not hold or issue financial instruments for trading purposes.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     On January 1, 2008, we partially adopted the provisions of SFAS No. 157, Fair Value Measurements (“SFAS 157”), for financial assets and liabilities. SFAS 157 became effective for financial assets and liabilities on January 1, 2008. On January 1, 2009, we will apply the provisions of SFAS 157 for non-recurring fair value measurements of non-financial assets and liabilities, such as goodwill, indefinite-lived intangible assets, and property, plant and equipment. SFAS 157 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations. The only financial instruments measured at fair value on a recurring basis are our interest rate swaps. Refer to Note 9 for further discussion surrounding fair value measurements of our financial instruments.
  Accounts Receivable
     We extend credit to qualified professional homebuilders and contractors, generally on a non-collateralized basis. The allowance for doubtful accounts is based on management’s assessment of the amount which may become uncollectible in the future and is estimated using specific review of problem accounts, overall portfolio quality, current economic conditions that may affect the borrower’s ability to pay, and historical experience. Accounts receivable are written off when deemed uncollectible.
     Accounts receivable consisted of the following at December 31:

	2008	2007
	(In thousands)
Trade receivables	$91,178	$133,639
Less: allowance for returns and doubtful accounts	6,194	7,209

Trade accounts receivable, net	84,984	126,430

Income tax receivables	35,268	13,276
Other	6,248	9,776

Other receivables	41,516	23,052

Accounts receivable, net	$126,500	$149,482

  Inventories
     Inventories consist principally of materials purchased for resale, including lumber, sheet goods, windows, doors and millwork, as well as certain manufactured products and are stated at the lower of cost or market. Cost is determined using the weighted average method, the use of which approximates the first-in, first-out method. We accrue for shrink based on the actual historical shrink results of our most recent physical inventories adjusted, if necessary, for current economic conditions. These estimates are compared with actual results as physical inventory counts are taken and reconciled to the general ledger.
     During the year, we monitor our inventory levels by market and record provisions for excess inventories based on slower moving inventory. We define potential excess inventory as the amount of inventory on hand in excess of the historical usage, excluding special order items purchased in the last three months. We then apply our judgment as to forecasted demand and other factors, including liquidation value, to determine the required adjustments to net realizable value. Our inventories are generally not susceptible to technological obsolescence.
     Our arrangements with vendors provide for rebates of a specified amount of consideration, payable when certain measures, generally related to a stipulated level of purchases, have been achieved. We account for estimated rebates as a reduction of the prices of the vendor’s inventory until the product is sold, at which time such rebates reduce cost of sales in the accompanying consolidated statements of operations. Throughout the year we estimate the amount of the rebates based upon the expected level of purchases. We continually revise these estimates based on actual purchase levels.
  Shipping and Handling Costs
     Handling costs incurred in manufacturing activities are included in cost of sales. All other shipping and handling costs are included in selling, general and administrative expenses on the accompanying consolidated statements of operations and aggregated $66.6 million, $82.4 million and $87.6 million in 2008, 2007 and 2006, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Income Taxes
     We account for income taxes utilizing the liability method described in Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes. Deferred income taxes are recorded to reflect consequences on future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates applicable to the periods in which differences are expected to affect taxable earnings. We record a valuation allowance to reduce deferred tax assets if it is more likely than not that some portion or all of the deferred tax assets will not be realized. We recorded a valuation allowance of $41.2 million in 2008 of which $31.6 million related to our continuing operations, $3.0 million related to other comprehensive (loss) income, and $6.6 million related to our discontinued operations.
   Warranty Expense
     We have warranty obligations with respect to most manufactured products; however, the liability for the warranty obligations is not significant as a result of third-party inspection and acceptance processes.
  Deferred Loan Costs
     Loan costs are capitalized upon the issuance of long-term debt and amortized over the life of the related debt using the effective interest rate method for our term notes and the straight-line method for our revolving credit facility and non-amortizing floating rate notes. Amortization of deferred loan costs is included in interest expense. Upon changes to our debt structure, we evaluate debt issuance costs in accordance with Emerging Issues Task Force (“EITF”) Issue No. 96-19, Debtor’s Accounting for a Modification or Exchange of Debt Instruments, or EITF 98-14, Debtor’s Accounting for Changes in Line-of-Credit or Revolving Debt Arrangements. We adjust debt issuance costs as necessary based on the results of this evaluation.
  Property, Plant and Equipment
     Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. The estimated lives of the various classes of assets are as follows:

Buildings and improvements	20 to 40 years
Machinery and equipment	3 to 10 years
Furniture and fixtures	3 to 5 years
Leasehold improvements	The shorter of the estimated useful life or the remaining lease term, as defined by SFAS 13, as amended
     Major additions and improvements are capitalized, while maintenance and repairs that do not extend the useful life of the property are charged to expense as incurred. Gains or losses from dispositions of property, plant and equipment are recorded in the period incurred.
     We periodically evaluate the commercial and strategic operation of the land, related buildings and improvements of our facilities. In connection with these evaluations, some facilities may be consolidated, and others may be sold or leased. Net gains or losses related to the sale of real estate and equipment are recorded as selling, general and administrative expenses.
     We capitalize certain costs of computer software developed or obtained for internal use, including interest, provided that those costs are not research and development, and certain other criteria are met pursuant to Statement of Position 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. The net carrying value of internal use software costs was $1.1 million and $1.5 million as of December 31, 2008 and 2007, respectively. These costs are included in furniture and fixtures in Note 3 and are amortized on a straight-line basis over a period of three years.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Long-Lived Assets
     We evaluate our long-lived assets, other than goodwill, for impairment when events or changes in circumstances indicate, in management’s judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management’s estimate of undiscounted future cash flows before interest attributable to the assets as compared to the net carrying value of the assets. If impairment has occurred, the amount of the impairment recognized is determined by estimating the fair value of the assets based on estimated discounted future cash flows and recording a provision for loss if the carrying value is greater than estimated fair value. The net carrying value of assets identified to be disposed of in the future is compared to their estimated fair value, generally the quoted market price obtained from an independent third-party less the cost to sell, to determine if impairment exists. Until the assets are disposed of, an estimate of the fair value is reassessed when related events or circumstances change. For the years ended December 31, 2008 and 2007, we recorded asset impairment charges of $2.6 million and $0.4 million, respectively. These charges were included in asset impairments in the consolidated statements of operations in their respective years. We did not record any asset impairment charges for the year ended December 31, 2006.
  Insurance
     We have established insurance programs to cover certain insurable risks consisting primarily of physical loss to property, business interruptions resulting from such loss, workers’ compensation, employee healthcare, and comprehensive general and auto liability. Third party insurance coverage is obtained for exposures above predetermined deductibles as well as for those risks required to be insured by law or contract. Provisions for losses are developed from valuations that rely upon our past claims experience, which considers both the frequency and settlement of claims. We discount our workers’ compensation liability based upon estimated future payment streams at our risk-free rate.
  Net (Loss) Income per Common Share
     Net (loss) income per common share, or earnings per share (“EPS”), is calculated in accordance with SFAS No. 128, Earnings per Share, which requires the presentation of basic and diluted EPS. Basic EPS is computed using the weighted average number of common shares outstanding during the period. Diluted EPS is computed using the weighted average number of common shares outstanding during the period, plus the dilutive effect of potential common shares.
     The table below presents a reconciliation of weighted average common shares used in the calculation of basic and diluted EPS for the years ended December 31:

	2008	2007	2006
	(In thousands)
Weighted average shares for basic EPS	35,634	34,904	34,118
Dilutive effect of stock awards and options	—	—	2,209

Weighted average shares for diluted EPS	35,634	34,904	36,327

     Our restricted stock shares include rights to receive dividends that are not subject to the risk of forfeiture even if the underlying restricted stock shares on which the dividends were paid do not vest. In accordance with FASB Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities , unvested share-based payment awards that contain non-forfeitable rights to dividends are deemed participating securities under SFAS 128 and should be considered in the calculation of basic EPS. Since the restricted stock shares do not include an obligation to share in losses, they will be included in our basic EPS calculation in periods of net income and excluded from our basic EPS calculation in periods of net loss. Accordingly, there were 389,000 and 589,000 restricted stock shares excluded from the computation of basic EPS in 2008 and 2007, respectively, because we generated a net loss. Weighted average shares outstanding for basic EPS included 348,000 shares of restricted stock in 2006. For the purpose of computing diluted EPS, weighted average shares outstanding have been adjusted for common shares underlying options of 2.6 million for 2006. Options to purchase 2,853,000, 2,975,000, and 536,000 shares of common stock were not included in the computations of diluted EPS in 2008, 2007, and 2006, respectively, because their effect was anti-dilutive.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
  Goodwill and Other Intangible Assets
  Intangibles subject to amortization
     We recognize an acquired intangible asset apart from goodwill whenever the intangible asset arises from contractual or other legal rights, or whenever it can be separated or divided from the acquired entity and sold, transferred, licensed, rented, or exchanged, either individually or in combination with a related contract, asset or liability. Impairment losses are recognized if the carrying value of an intangible asset subject to amortization is not recoverable from expected future cash flows and its carrying amount exceeds its estimated fair value. We recorded impairments on intangibles subject to amortization of $4.4 million in 2008 (see Note 7). This impairment was included in asset impairments on the consolidated statements of operations. We did not record any impairments on intangibles subject to amortization in 2007 or 2006.
  Goodwill
     We recognize goodwill as the excess cost of an acquired entity over the net amount assigned to assets acquired and liabilities assumed. Goodwill is tested for impairment on an annual basis and between annual tests whenever impairment is indicated. This annual test takes place as of December 31 each year. Impairment losses are recognized whenever the implied fair value of goodwill is less than its carrying value (see Note 6). For the year ended December 31, 2008, we recorded $39.9 million in goodwill impairment charges. This goodwill impairment was included in asset impairments in the consolidated statements of operations. We had no goodwill impairment charges for continuing operations for the years ended December 31, 2007 and 2006.
  Stock-based Compensation
     We have three stock-based employee compensation plans (“Plans”), which are described more fully in Note 10. We issue new common stock shares upon exercises of stock options and grants of restricted stock.
     The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions for the years ended December 31:

	2008	2007	2006
Expected life	5.0 years	4.4 years	5.0 years
Expected volatility	42.3%	35.2%	40.9%
Expected dividend yield	0.00%	0.00%	0.00%
Risk-free rate	2.89%	4.47%	4.05%
     The expected life represents the period of time the options are expected to be outstanding. We consider the contractual term, the vesting period and the expected lives used by a peer group with similar option terms in determining the expected life assumption. As a newly public company, we supplement our own historical volatility with the volatility of a peer group over a recent historical period equal to the expected life of the option. The expected dividend yield is based on our history of not paying regular dividends in the past and our current intention to not pay regular dividends in the foreseeable future. The risk-free rate is based on the U.S. Treasury yield curve in effect at the time of grant and has a term equal to the expected life of the options.
  Recently Issued Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. The provisions of SFAS 157 relating to financial instruments were effective for us as of January 1, 2008. In February 2008, the FASB issued FASB Staff Position No. FAS 157-2, Effective Date of FASB Statement No. 157, which deferred the effective date of SFAS 157, for all non-financial assets and non-financial liabilities except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. We partially adopted SFAS 157 as of January 1, 2008, as it relates to financial instruments. The partial adoption did not have a material effect on our consolidated financial statements (See Note 9). We are still assessing the effect that SFAS 157 will have on our nonrecurring measurements for non-financial assets and liabilities in 2009.
     In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Liabilities — Including an amendment of FASB Statement No. 115 (“SFAS 159”) which permits entities to choose to measure many financial instruments and certain other items at fair value. SFAS 159 was effective as of January 1, 2008. We adopted SFAS 159 as of January 1, 2008, and we

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
are not electing the fair value option for any of our eligible financial instruments and other items that are not already measured at fair value under existing standards.
     In December 2007, the FASB issued SFAS No. 141 (revised 2007) (“SFAS 141R”), Business Combinations, which will change the accounting for business combinations. Under SFAS 141R, an acquiring entity will be required to recognize all assets acquired and liabilities assumed in a transaction at the acquisition date fair value with limited exceptions. Additionally, SFAS 141R will change the accounting treatment and disclosure for certain specific items in a business combination. This pronouncement requires prospective application and will be effective for us for acquisitions on or after January 1, 2009. We expect the application of SFAS 141R will have an impact on how we account for business combinations once adopted, but the effect of the impact on our consolidated financial statements will depend upon the acquisitions that occur after the effective date.
     In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133 (“SFAS 161”) which requires expanded disclosures about an entity’s derivative instruments and hedging activities. SFAS 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative instruments. This pronouncement requires comparative disclosures only for periods subsequent to initial adoption and is effective for us beginning January 1, 2009. We will include the required disclosures under SFAS 161 upon adoption.
     In June 2008, the FASB issued Staff Position EITF 03-06-1, Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities” (FSP EITF 03-06-1). According to FSP EITF 03-06-1, unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are considered participating securities under SFAS No. 128. As such, they should be included in the computation of basic earnings per share (“EPS”) using the two-class method. This pronouncement requires retrospective application. We have applied the provisions of FSP EITF 03-06-1 to our historical results and it did not have a material impact on the computation of our EPS.
  Comprehensive (Loss) Income
     Comprehensive (loss) income is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It consists of net (loss) income and other gains and losses affecting stockholders’ equity that, under accounting principles generally accepted in the United States, are excluded from net income. The change in fair value of interest rate swaps is the only item impacting our accumulated other comprehensive (loss) income of $(7.4) million and $0.3 million (net of income taxes of zero and $0.2 million) as of December 31, 2008 and 2007, respectively.
  Reclassifications
     Certain prior year amounts have been reclassified to conform to the current year presentation.
3. Property, Plant and Equipment
     Property, plant and equipment consisted of the following at December 31:

	2008	2007
	(In thousands)
Land	$13,915	$13,820
Buildings and improvements	68,246	69,860
Machinery and equipment	97,044	102,305
Furniture and fixtures	25,620	27,509
Construction in progress	936	1,057

Property, plant and equipment	205,761	214,551
Less: accumulated depreciation	125,387	118,193

Property, plant and equipment, net	$80,374	$96,358

     Depreciation expense was $18.8 million, $20.3 million and $19.2 million, of which $7.9 million, $8.1 million and $7.2 million was included in cost of sales, in 2008, 2007 and 2006, respectively.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
4. Acquisitions
     On December 21, 2007, we acquired certain assets of a distribution facility located in Chelsea, Alabama, as a complement to our Bama Truss and Components, Inc. acquisition for cash consideration of $1.7 million. Of this amount, $0.1 million was allocated to customer relationships.
     On July 31, 2007, we acquired the common stock of Bama Truss and Components, Inc. (“Bama”) for cash consideration of $17.8 million (including certain adjustments). During 2008, we received $0.7 million in cash related to the guarantee of acquired accounts receivable and a net tangible asset adjustment. Of the $17.1 million net cash consideration, $2.6 million was allocated to customer relationships and $1.1 million to non-compete agreements, which are being amortized over nine years and two to five years, respectively. In addition, $7.9 million was allocated to goodwill. Based in Shelby, Alabama, Bama is a market leader in multi-family and light commercial manufactured structural components. Its products include wood roof and floor trusses, wood panels, steel roof trusses and related building materials and services.
     On November 3, 2006, we acquired the common stock of Waid Home Center, Inc. (“Waid”) for cash consideration of $8.8 million (including certain adjustments). During 2007, we received $1.2 million in cash related to the guarantee of acquired accounts receivable. Of the $7.6 million net cash consideration, $0.7 million was allocated to customer relationships and $0.3 million was allocated to a non-compete agreement, which are being amortized over eight years and five years, respectively. In addition, $3.3 million was allocated to goodwill. Based in Auburn, Alabama, Waid is a full-line building materials supplier. Its product offerings include: lumber, tools, windows, roofing, molding, paint, sheetrock and insulation.
     On April 28, 2006, we acquired the common stock of Freeport Truss Company and certain assets and assumed liabilities of Freeport Lumber Company (collectively “Freeport”) for cash consideration of $26.6 million (including certain adjustments). Of this amount, $6.1 million was allocated to customer relationships and $0.1 million was allocated to a non-compete agreement, which are being amortized over eight years and two years, respectively. In addition, $13.0 million was allocated to goodwill, which was increased to $14.2 million in 2007 for purchase price adjustments. Freeport is a market-leading truss manufacturer and building material distributor in the Florida panhandle area. Its products include manufactured roof and floor trusses, as well as other residential building products such as lumber and lumber sheet goods, hardware, millwork, doors and windows.
     These acquisitions were accounted for by the purchase method, and accordingly the results of operations are included in our consolidated financial statements from the acquisition date. Under this method, the purchase price was allocated to the assets acquired and liabilities assumed based on estimated fair values at the acquisition date. The excess of the purchase price over the estimated fair value of the net assets acquired and liabilities assumed was recorded as goodwill. Pro forma results of operations are not presented as these acquisitions are not material.
5. Discontinued Operations
     In 2006, the specific business climate related to our New Jersey operations declined as housing activity softened and our competitors gained market share. Accordingly, we recognized a pre-tax goodwill impairment charge of $6.8 million in the third quarter of 2006. We took certain actions including changing our operational management, reducing facilities, targeting new customers and commencing sales of prefabricated components in order to improve our operational performance in our New Jersey market. Despite these efforts, the housing activity and operating results for this reporting unit declined further in 2007. As such, we recorded an additional $10.6 million pre-tax goodwill impairment and $0.7 million in asset impairments on our New Jersey operations. As of December 31, 2007, we had no goodwill remaining in our New Jersey reporting unit. In October 2008, we announced our intent to exit the New Jersey market based upon several factors including the unfavorable conditions that affect our industry and a poor competitive position which prevented us from generating profitable results. The cessation of operations in this market has been treated as a discontinued operation as it had distinguishable cash flow and operations that have been eliminated from our operations. As a result, the operating results of the New Jersey market for the current and prior years have been aggregated and reclassified as discontinued operations in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006. We will have no further involvement in this market. We completed the exit plan prior to December 31, 2008. The goodwill impairment charges recorded in 2007 and 2006 and the asset impairment charge recorded in 2007 are included in loss from discontinued operations, net of tax in the consolidated statements of operations in their respective years.
     As a result of the exit plan, we expensed $3.3 million related to future lease obligations on closed facilities and recorded $0.4 million related to employee severance. These amounts are included in loss from discontinued operations in the accompanying consolidated statements of operations for 2008.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     In 2007, the specific business climate related to our Ohio operations declined as housing activity softened and our competitors gained market share. Accordingly, we recognized pre-tax goodwill impairment charges of $16.9 million in 2007. We took certain actions including changing our operational management, reducing head count and targeting new customers in order to improve our operational performance in our Ohio market. Despite these efforts, the housing activity and operating results for this reporting unit declined further in 2008. As such, we recorded an additional $4.0 million pre-tax goodwill impairment charge and a $0.1 million long-lived asset impairment charge relating to our Ohio operations in the second quarter of 2008. As of December 31, 2008, we had no goodwill remaining in our Ohio reporting unit. We also closed two facilities in Ohio in September 2008 as part of our continued efforts to reduce operating costs and return the market to profitability. During 2008, we expensed $3.6 million in future lease obligations and employee severance related to these closures.
     In the second quarter of 2009, we announced our intent to exit the entire Ohio market based upon several factors including the unfavorable conditions that affect our industry and a poor competitive position which prevented us from generating profitable results. The cessation of operations in this market has been treated as a discontinued operation as it had distinguishable cash flow and operations that have been eliminated from our ongoing operations. As a result, the operating results of the Ohio market for the current and prior years have been aggregated and reclassified as discontinued operations in the consolidated statements of operations for the years ended December 31, 2008, 2007 and 2006. We will have no further involvement in this market. The goodwill impairment charges recorded in 2008 and 2007 and the asset impairment charges recorded in 2008 are included in loss from discontinued operations, net of tax, in the consolidated statements of operations.
     The facility and other exit cost reserves related to our discontinued operations in Ohio and New Jersey were $7.0 million at December 31, 2008, of which $4.4 million is recorded as other long-term liabilities.
     Sales and pre-tax loss attributable to the Ohio and New Jersey operations, which are reported as discontinued operations, were as follows for the years ended December 31:

	2008	2007	2006
	(In thousands)
Sales	$80,271	$124,034	$175,988
Loss before income taxes	$(20,111)	$(33,664)	$(3,452)
6. Goodwill
     The changes in the carrying amount of goodwill for the years ended December 31, 2008 and 2007 were as follows:

	2008	2007
	(In thousands)
Balance at beginning of year	$155,588	$173,806
Acquisitions and other purchase price adjustments	(422)	9,342
Impairment of goodwill	(43,973)	(27,560)

Balance at end of year	$111,193	$155,588

     We recorded a $(0.4) million and $1.2 million adjustment to goodwill related to prior year acquisitions for 2008 and 2007, respectively.
     Since December 31, 2007, we closely monitored trends in economic factors and their effects on operating results to determine if an impairment trigger was present that would warrant a reassessment of the recoverability of the carrying amount of goodwill prior to the required annual impairment test in accordance with Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets. During the second quarter of 2008, the macroeconomic factors that drive our business declined further prompting us to revise its expectations and perform an interim impairment test related to our Florida reporting unit which was significantly underperforming original expectations and which also had a smaller valuation surplus compared to our other reporting units. Based on the results of this interim testing, we determined that the carrying value of goodwill for our Florida reporting unit exceeded its estimated fair value and recorded a $3.5 million pre-tax impairment charge included in asset impairments. We performed our annual impairment test in the fourth quarter of 2008. As a result of a further decline in the macroeconomic factors that drive our business and in the valuation surplus for this reporting unit, we recorded an additional $36.4 million pre-tax impairment charge for our Florida reporting unit. We have no further goodwill value on the balance sheet for our Florida reporting unit.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The process of evaluating goodwill for impairment involves the determination of fair value of our reporting units. Inherent in such fair value determinations are certain judgments and estimates relating to future cash flows, including our interpretation of current economic indicators and market valuations and assumptions about our strategic plans with regard to our operations. Due to the uncertainties associated with such estimates, actual results could differ from such estimates resulting in further impairment of goodwill.
     In performing our impairment analysis, we developed a range of fair values for our reporting units using a discounted cash flow methodology. The discounted cash flow methodology establishes fair value by estimating the present value of the projected future cash flows to be generated from the reporting unit. The discount rate applied to the projected future cash flows to arrive at the present value is intended to reflect all risks of ownership and the associated risks of realizing the stream of projected future cash flows. The discounted cash flow methodology uses our projections of financial performance for a five-year period. The most significant assumptions used in the discounted cash flow methodology are the discount rate, the terminal value and the expected future revenues, gross margins and operating margins, which vary among reporting units. Significant assumptions used in our financial projections include housing starts, lumber commodity prices, and market share gains.
     In 2008, 2007, and 2006, we recorded $4.0 million, $27.5 million and $6.8 million, respectively in goodwill impairments for our New Jersey and Ohio operations which are now included in loss from discontinued operations, net of tax as discussed in Note 5.
7. Intangible Assets
     The following table presents intangible assets as of December 31:

	2008		2007
	Gross	Accumulated	Gross	Accumulated
	Carrying Amount	Amortization	Carrying Amount	Amortization
	(In thousands)
Customer relationships	$3,458	$(627)	$9,554	$(1,491)
Non-compete agreements	2,537	(1,328)	4,432	(1,927)

Total intangible assets	$5,995	$(1,955)	$13,986	$(3,418)

     During 2008, we had two non-compete agreements expire. Additionally, due to the continued decline in the macroeconomic conditions that face our industry, we recorded a $4.4 million charge to fully impair customer relationship intangibles as their carrying values are not expected to be recovered from future cash flows. In addition to non-compete agreements arising from acquisitions, the company entered into a non-compete agreement with a former employee during 2007. This agreement was valued at $1.1 million and a portion was recorded as additional paid-in capital due to the related stock grants. During the years ended December 31, 2008, 2007 and 2006, we recorded amortization expense in relation to the above-listed intangible assets of $2.1 million, $2.2 million, and $1.3 million, respectively. The following table presents the estimated amortization expense for these intangible assets for the years ending December 31 (in thousands):

2009	$1,292
2010	548
2011	542
2012	449
2013	381

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
8. Accrued Liabilities
     Accrued liabilities consisted of the following at December 31:

	2008	2007
	(In thousands)
Accrued payroll and other employee related expenses	$8,217	$16,333
Accrued taxes	7,388	8,594
Insurance self-retention reserves	9,591	12,138
Accrued interest	2,435	3,063
Advances from customers	1,569	1,739
Facility closure reserves	3,270	309
Other	5,324	5,450

Total accrued liabilities	$37,794	$47,626

9. Long-Term Debt
     Long-term debt consisted of the following at December 31:

	2008	2007
	(In thousands)
Revolving credit facility	$40,000	$—
Floating rate notes	275,000	275,000
Other long-term debt	4,226	4,266

	319,226	279,266
Less: current portion of long-term debt	44	40

Total long-term debt, net of current maturities	$319,182	$279,226

2007 Senior Secured Credit Agreement
     In 2007, we entered into a $350 million revolving credit facility (the “2007 Agreement”) with a consortium of banks. The available borrowing capacity, or borrowing base, under the $350 million revolving credit line is derived primarily from a percentage of our eligible accounts receivable and inventory, as defined by the agreement. Subsequent to year-end, we reduced the 2007 Agreement from $350 million to $250 million as allowed by the 2007 Agreement. We do not anticipate that our borrowing base will support borrowings in excess of $250 million at any point during the remaining life of the credit facility. This reduction will allow us to reduce our interest expense related to commitment fees. In the first quarter of 2009, we will expense approximately $1.2 million of deferred financing costs related to this reduction.
     Interest rates under the 2007 Agreement are based on a base rate plus an applicable margin. The base rate is the larger of the rate determined by the administrative agent (typically their prime rate) or the Federal Funds Rate plus one-half percent, as each term is defined by the agreement. A variable commitment fee, currently 0.425%, is charged on the unused amount of the revolver based on a quarterly average excess availability. The weighted-average interest rate at December 31, 2008 for borrowings outstanding under the 2007 Agreement was 3.75%. At December 31, 2008, we had outstanding letters of credit of approximately $16.6 million.
     Loans are collateralized by substantially all of our assets, primarily accounts receivable and inventory, and are guaranteed by us and certain of our subsidiaries. Our net borrowing availability in excess of the $35 million liquidity covenant at December 31, 2008 was zero due to a drop in our eligible borrowing base coupled with lower seasonal advance rates set forth under the credit agreement. The 2007 Agreement has certain restrictive covenants, which, among other things, relate to the payment of dividends, incurrence of indebtedness, and asset sales. The 2007 Agreement also has a fixed charge coverage ratio of 1:1 that is triggered if our available borrowing capacity, as determined under the borrowing base formula, is less than $35 million. The calculation allows cash on deposit with the agent to be included as eligible borrowing base. Approximately $12.8 million of cash on hand at December 31, 2008 supported a short-fall in the calculation of the $35 million minimum liquidity covenant. Absent the use of cash in the calculation, we would have been forced to repay $12.8 million in borrowings to comply with the covenant. If the $35 million minimum liquidity covenant was triggered in 2008, we would not have met the fixed charge coverage ratio. Based on our 2009 forecast, we will not meet the fixed charge coverage ratio, but we anticipate that we would not fall below the $35 million minimum liquidity covenant in 2009; therefore, we would not trigger the fixed charge coverage ratio requirement. The fixed charge coverage ratio is defined as the ratio of earnings before interest expenses, income taxes, depreciation and amortization expenses minus capital expenditures, cash taxes paid,

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
dividends, distributions and share repurchases or redemptions to the sum of scheduled principal payments and interest expense on a trailing twelve month basis from the trigger date.
     The 2007 Agreement is scheduled to mature five years from the execution of the agreement and replaced a long-term revolver and a pre-funded letter of credit facility. Included in interest expense for the year ended December 31, 2007, was a $1.6 million write-off of deferred financing fees related to the cancelled long-term revolver and pre-funded letter of credit facility. We capitalized $4.8 million in deferred loan costs related to the 2007 Agreement which are being amortized over the term of the 2007 Agreement. Additionally, the remaining $0.7 million of unamortized deferred financing costs related to the 2005 Senior Secured Credit Agreement were included as a component of other assets, net and are being amortized over the term of the 2007 Agreement.
2005 Senior Secured Credit Agreement
     On February 11, 2005, we entered into a $350.0 million senior secured credit agreement (the “2005 Agreement”) with a syndicate of banks. The 2005 Agreement was initially comprised of a $110.0 million long-term revolver due February 11, 2010; a $225.0 million term loan due in quarterly installments of $0.6 million beginning June 30, 2005 and ending June 30, 2011 and a final payment of $210.9 million on August 11, 2011; and a $15.0 million pre-funded letter of credit facility due August 11, 2011. We permanently retired the balance of the $225.0 million term loan during 2007. As a result of this retirement and the replacement of the $110 million long-term revolver, and $15.0 million pre-funded letter of credit with the 2007 Agreement, there were no outstanding borrowings under the 2005 Agreement as of December 31, 2007.
     Interest rates under the 2005 Agreement for the revolving loans and the term loan were based on the rate of interest determined by the administrative agent rate in the United States or LIBOR (plus a margin, based on leverage ratios, which is 0.75% for base rate revolving loans and 2.50% for term loans at December 31, 2006), at our option at the time of borrowing. A variable commitment fee based on the total leverage ratio was charged on the unused amount of the revolver.
Second Priority Senior Secured Floating Rate Notes
     On February 11, 2005, we issued $275.0 million in aggregate principal amount of second priority senior secured floating rate notes. The floating rate notes mature on February 15, 2012. Interest accrues at a rate of LIBOR plus 4.25%. LIBOR is reset at the beginning of each quarterly period. Interest on the floating rate notes is payable quarterly in arrears. At any time on or after February 15, 2007, we can redeem some or all of the notes at a redemption price equal to par plus a specified premium that declines ratably to par. In the event of a change in control, we may be required to offer to purchase the notes at a purchase price equal to 101% of the principal, plus accrued and unpaid interest. The notes are registered under the Securities Act.
     The notes are jointly and severally guaranteed by all of the company’s subsidiaries and collateralized by a pledge of common stock of certain of our subsidiaries and by a second priority lien on substantially all tangible and intangible property and interests in property and proceeds thereof now owned or hereafter acquired by us and substantially all of our subsidiaries. The parent company has no independent assets or operations, and the guarantees are full and unconditional. The indenture covering the notes contains certain restrictive covenants, which, among other things, relate to the payment of dividends, incurrence of indebtedness, repurchase of common stock or other distributions, asset sales and investments.
     In 2005, we entered into two interest rate swap agreements in order to obtain a fixed rate with respect to $200.0 million of our outstanding floating rate debt and thereby reduce our exposure to interest rate volatility. In April 2005, we entered into an interest rate swap agreement to fix $100.0 million of our outstanding floating rate notes at an effective interest rate of 8.37%, including applicable margin. The interest rate swap agreement was for three years starting July 1, 2005 whereby we paid a fixed rate of 4.12% and received a variable rate at 90 day LIBOR. In June 2005, we entered into another interest rate swap agreement to fix $100.0 million of our outstanding floating rate notes at an effective interest rate of 8.27%, including applicable margin. The interest rate swap agreement was for three years starting June 10, 2005 whereby we paid a fixed rate of 4.02% and received a variable rate at 90 day LIBOR. Both swap agreements were set to expire in May 2008.
     In January 2008, we cancelled the interest rate swap agreement that started July 1, 2005. The settlement fees related to the cancellation of this interest rate swap agreement were minimal. In the first quarter of 2008, we entered into three new interest rate swap agreements with notional amounts of $100.0 million, $50.0 million and $50.0 million, respectively, to replace the swap agreements that were to expire in 2008. The swap agreements are three year swaps that fix $200.0 million of our outstanding floating rate notes at a weighted average interest rate of 7.41%, including an applicable margin. We are paying a fixed rate of 3.25%, 3.17% and 2.99%, respectively, on the swaps and receive a variable rate at 90 day LIBOR. The swaps were effective on May 15, 2008. The

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
swaps are designated and qualify as fully effective cash flow hedges. All changes in fair value are recorded in accumulated other comprehensive (loss) income and subsequently reclassified into earnings when the related interest expense on the underlying borrowing is recognized. The weighted-average interest rate at December 31, 2008 for the floating rate notes was 7.14%, including the effect of interest rate swap agreements.
Fair Value
     On January 1, 2008, we partially adopted the provisions of SFAS 157 for financial assets and liabilities. SFAS 157 became effective for financial assets and liabilities on January 1, 2008. On January 1, 2009, we will apply the provisions of SFAS 157 for non-recurring fair value measurements of non-financial assets and liabilities, such as goodwill, intangible assets, and property, plant and equipment. SFAS 157 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations.
     SFAS 157 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations. The three levels of inputs are defined as follows:
     Level 1 — unadjusted quoted prices for identical assets or liabilities in active markets accessible by us
     Level 2 — inputs that are observable in the marketplace other than those inputs classified as Level 1
     Level 3 — inputs that are unobservable in the marketplace and significant to the valuation
     SFAS 157 requires us to maximize the use of observable inputs and minimize the use of unobservable inputs. If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.
     The only financial instruments measured at fair value on a recurring basis are our interest rate swaps. The interest rate swaps are valued in the market using discounted cash flow techniques. These techniques incorporate Level 1 and Level 2 inputs. These market inputs are utilized in the discounted cash flow calculation considering the term, notional amount, discount rate, yield curve and credit risk of the financial instrument. Significant inputs to the derivative valuation for interest rate swaps are observable in the active markets and are classified as Level 2 in the hierarchy.
     The following fair value hierarchy table presents information about the Company’s financial instruments measured at fair value on a recurring basis using significant other observable inputs (Level 2) (in thousands):

		Fair Value
	Carrying Value	Measurement as of
	as of December 31,	December 31,
	2008	2008
Long-term interest rate swaps (included in Other long-term liabilities)	$7,667	$7,667
     We have elected to continue to report the value of our floating rate notes at amortized cost. The floating rate notes are registered and publicly traded. The fair value of the floating rate notes at December 31, 2008 based on the most recent trade price was approximately $83.9 million. The carrying value of amounts outstanding under the revolving credit facility approximate fair value.
Other Long-Term Debt
     In 2006, we completed construction on a new multi-purpose facility. Based on the evaluation of the construction project in accordance with Emerging Issues Task Force No. 97-10, The Effect of Lessee Involvement in Asset Construction, the company was deemed the owner of the facility during the construction period. Effectively, a sale and leaseback of the facility occurred when construction was completed and the lease term began. Based on criteria outlined in SFAS No. 98, Accounting for Leases, this transaction did not qualify for sale-leaseback accounting. As a result, the building and the offsetting long-term lease obligation are included on the consolidated balance sheet as a component of fixed assets and other long-term debt, respectively. The building is being depreciated over its useful life, and the lease obligation is being amortized such that there will be no gain or loss recorded if the lease is not extended at the end of the term.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     Future maturities of long-term debt as of December 31, 2008 were as follows (in thousands):

Year ending December 31,
2009	$44
2010	48
2011	52
2012	315,057
2013	63
Thereafter	3,962

Total long-term debt (including current portion)	$319,226

10. Employee Stock-Based Compensation
2007 Incentive Plan
     Under our 2007 Incentive Plan (“2007 Plan”), the Company is authorized to grant awards in the form of incentive stock options, non-qualified stock options, restricted stock, other common stock-based awards and cash-based awards. The maximum number of common shares reserved for the grant of awards under the 2007 Plan is 2.5 million, subject to adjustment as provided by the 2007 Plan. No more than 2.5 million shares may be made subject to options or stock appreciation rights (“SARs”) granted under the 2007 Plan, and no more than 1.25 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2007 Plan may not have a term exceeding 10 years from the date of grant. The 2007 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2007 Plan). Other specific terms for awards granted under the 2007 Plan shall be determined by our Compensation Committee (or the board of directors if so determined by the board of directors). As of December 31, 2008, 2.0 million shares were available for issuance under the 2007 Plan, 1.1 million of which may be made subject to stock-based awards other than options or SARs.
2005 Equity Incentive Plan
     Under its 2005 Equity Incentive Plan (“2005 Plan”), we are authorized to grant stock-based awards in the form of incentive stock options, non-qualified stock options, restricted stock and other common stock-based awards. The maximum number of common shares reserved for the grant of awards under the 2005 Plan is 2.2 million, subject to adjustment as provided by the 2005 Plan. No more than 2.2 million shares may be made subject to options or SARs granted under the 2005 Plan, and no more than 1.1 million shares may be made subject to stock-based awards other than options or SARs. Stock options and SARs granted under the 2005 Plan may not have a term exceeding 10 years from the date of grant. The 2005 Plan also provides that all awards will become fully vested and/or exercisable upon a change in control (as defined in the 2005 Plan). Other specific terms for awards granted under the 2005 Plan shall be determined by our board of directors (or a committee of its members). Historically, awards granted under the 2005 Plan generally vest ratably over a three-year period. As of December 31, 2008, 728,000 shares were available for issuance under the 2005 Plan, 539,000 of which may be made subject to stock-based awards other than options or SARs.
1998 Stock Incentive Plan
     Under the Builders FirstSource, Inc. 1998 Stock Incentive Plan, we were authorized to issue shares of common stock pursuant to awards granted in various forms, including incentive stock options, non-qualified stock options and other stock-based awards. The 1998 Plan also authorized the sale of common stock on terms determined by our board of directors.
     Stock options granted under the 1998 Plan generally cliff vest after a period of seven to nine years. A portion of certain option grants are subject to acceleration if certain financial targets are met. These financial targets include return on net assets and earnings before interest, taxes, depreciation and amortization. These targets are based on the performance of the operating group in which the employee performs their responsibilities and the performance of the Company as a whole. To date, these targets have generally been met. The expiration date is generally 10 years subsequent to date of issuance. As of January 1, 2005, no further grants will be made under the 1998 Plan.
     On April 23, 2008, we filed a Tender Offer Statement on Schedule TO (the “Exchange Offer”) with the Securities and Exchange Commission. The Exchange Offer was an offer by us to certain optionholders to exchange their outstanding stock option grants, whether vested or unvested, to purchase shares of our common stock, par value $0.01 per share, granted under the 2005 Plan with an exercise price per share greater than or equal to $17.90 for new option grants to be granted under the 2005 Plan. The Exchange Offer

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
was made to employees who, as of the date the Exchange Offer commenced, were actively employed by us and held eligible option grants. The Exchange Offer was approved by our shareholders at our annual meeting on May 22, 2008. We accepted for cancellation, eligible option grants to purchase an aggregate of 943,200 shares of our common stock, representing 100% of the total shares of common stock underlying options eligible for exchange in the Exchange Offer on May 22, 2008, the expiration date of the Exchange Offer. Contemporaneous with the cancellation, our board of directors granted an equivalent number of stock options to the eligible employees on May 22, 2008 with an exercise price of $7.15, which was the closing price of our common stock on that date.
     The exchange of original options for new option grants was treated as a modification of the original options in accordance with SFAS No. 123 (revised 2004) Share-Based Payment. The remaining unamortized stock compensation expense related to the original options will continue to be amortized over the original vesting period related to those options. The compensation expense for the incremental difference between the fair value of the new options and the fair value of the original options on the date of modification, reflecting the current facts and circumstances on the modification date, will be amortized over the vesting period of the new option grants which vest ratably over a term of approximately three years. We estimate the incremental stock-based compensation expense related to the modification, net of estimated forfeitures, will be approximately $2.1 million, of which $0.6 million was expensed in the year ended December 31, 2008.
     The following table summarizes our stock option activity:

		Weighted	Weighted
		Average	Average
		Exercise	Remaining	Aggregate
	Options	Price	Years	Intrinsic Value
	(In thousands)			(In thousands)
Outstanding at December 31, 2007	2,975	$8.72
Granted	1,374	$7.01
Exercised	(447)	$2.94
Forfeited	(106)	$10.01
Cancelled	(943)	$20.24

Outstanding at December 31, 2008	2,853	$4.94	6.3	$—

Exercisable at December 31, 2008	1,515	$3.15	3.7	$—
     The outstanding options at December 31, 2008, include options to purchase 414,000 shares granted under the 2007 Plan, 910,000 shares granted under the 2005 Plan and 1,529,000 shares under the 1998 Plan. As of December 31, 2008, no shares were exercisable under the 2007 Plan and 2005 Plan and 1,515,000 shares were exercisable under the 1998 Plan. The weighted average grant date fair value of options granted during the years ended December 31, 2008, 2007, and 2006 was $2.75 (excluding options re-granted in the Exchange Offer), $6.50 and $9.99 per share, respectively. The total intrinsic value of options exercised during the years ended December 31, 2008, 2007 and 2006 was $1.5 million, $6.9 million and $27.1 million, respectively. We realized zero, $2.6 million and $7.0 million in tax benefits for stock options exercised during the years ended December 31, 2008, 2007, and 2006, respectively. All eligible options excluding options valued under the minimum value method that vested in 2008 were cancelled and re-granted pursuant to the Exchange Offer.
     Outstanding and exercisable stock options at December 31, 2008 were as follows (shares in thousands):

	Outstanding			Exercisable
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Exercise
Range of Exercise Prices	Shares	Price	Years	Shares	Price
$3.15	1,529	$3.15	3.6	1,515	$3.15
$6.70 - $7.15	1,324	$7.01	9.3	—	$—

$3.15 - $7.15	2,853	$4.94	6.3	1,515	$3.15

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     The following table summarizes restricted stock activity for the year ended December 31, 2008 (shares in thousands):

		Weighted
		Average Grant
	Shares	Date Fair Value
Nonvested at December 31, 2007	589	$17.96
Granted	58	$5.62
Vested	(244)	$19.86
Forfeited	(14)	$20.94

Nonvested at December 31, 2008	389	$14.84

     As of December 31, 2008, there was $4.3 million of total unrecognized compensation cost related to nonvested share-based compensation arrangements granted under the Plans. That cost is expected to be recognized over a weighted-average period of 1.4 years.
     Our results of operations included stock compensation expense of $8.5 million ($8.5 million net of taxes) and $7.0 million ($4.3 million net of taxes), and $4.1 million ($2.6 million net of taxes) for the years ended December 31, 2008, 2007 and 2006, respectively.
11. Facility Closure Costs
     During 2008, we developed and executed a plan to close four facilities located in North Carolina, Georgia and Texas. The facility closures were primarily due to the continued decline in economic conditions that affected these locations as well as the consolidation of locations in certain markets in an attempt to reduce operating costs. In conjunction with this plan, we began disposing of assets, and severing employees. We sold owned real estate related to closed facilities for approximately $0.9 million resulting in an immaterial loss on the sale. We completed the exit plan prior to December 31, 2008. During 2008, we recognized approximately $1.4 million in expense related to closed facilities of which $1.2 million was included in facility closure costs and $0.2 million was included in interest expense, net in the accompanying consolidated statement of operations.
     During 2007, we developed and executed a plan to close a facility in South Carolina and sell land in Florida and South Carolina. In conjunction with this plan, we began pursuing the sale of real estate and disposal of assets. We recorded an impairment charge of approximately $0.4 million to adjust the carrying value of the real estate to its estimated value, less reasonable direct selling costs. At December 31, 2007, we classified the carrying value of the real estate and related assets of $2.7 million as held for sale, which was included as a component of other assets, net in the accompanying consolidated balance sheets. During 2008, we sold real estate related to the closed facility in South Carolina for approximately $1.2 million resulting in an immaterial gain on the sale. We also recorded an additional $0.4 million impairment charge to adjust the carrying value of the remaining land to its estimated fair value.
     An analysis of our facility closure reserves for the periods reflected is as follows:

	2006	Additions	Payments	2007	Additions	Payments	2008
	(In thousands)
Facility and other exit costs, net of estimated sub-lease rental income	$2,503	$316	$(697)	$2,122	$1,112	$(756)	$2,478
Employee severance and termination benefits	—	12	(12)	—	272	(134)	138

Total facility closure reserve	$2,503	$328	$(709)	$2,122	$1,384	$(890)	$2,616

     The facility and other exit cost reserves of $2.6 million at December 31, 2008, of which $1.9 million is recorded as other long-term liabilities, are primarily related to future minimum lease payments on vacated facilities.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
12. Income Taxes
     The components of income tax (benefit) expense for continuing operations were as follows for the years ended December 31:

	2008	2007	2006
	(In thousands)
Current:
Federal	$(36,240)	$(831)	$39,508
State	(426)	346	4,114

	(36,666)	(485)	43,622

Deferred:
Federal	19,364	(1,175)	(184)
State	(368)	(2,671)	(89)

	18,996	(3,846)	(273)

Income tax (benefit) expense	$(17,670)	$(4,331)	$43,349

     Temporary differences, which give rise to deferred tax assets and liabilities, were as follows as of December 31:

	2008	2007
	(In thousands)
Deferred tax assets related to:
Accrued expenses	$350	$1,498
Insurance reserves	4,999	5,481
Facility closure reserves	3,592	822
Stock-based compensation expense	4,061	3,043
Accounts receivable	2,024	1,933
Inventories	2,000	3,873
Operating loss and credit carryforwards	20,509	11,665
Interest rate swap agreements	3,038	—
Goodwill	10,215	—
Property, plant and equipment	3,785	1,637
Other	374	750

	54,947	30,702

Valuation allowance	(51,056)	(9,970)

Total deferred tax assets	3,891	20,732

Deferred tax liabilities related to:
Prepaid expenses	1,447	—
Goodwill	5,733	4,247
Interest rate swap agreements	—	241

Total deferred tax liabilities	7,180	4,488

Net deferred tax asset	$(3,289)	$16,244

     A reconciliation of the statutory federal income tax rate to the company’s effective rate for continuing operations is provided below for the years ended December 31:

	2008	2007	2006
Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal income tax	2.6%	9.4%	1.9%
Effect of changes in tax law	—%	20.7%	—%
Valuation allowance	(22.8)%	—%	—%
Non-deductible goodwill impairment	(2.2)%	—%	—%
Other	0.2%	(2.7)%	0.9%

	12.8%	62.4%	37.8%

     We have $294.2 million of state operating loss carryforwards and $2.9 million of state tax credit carryforwards expiring at various dates through 2029. We also have $19.1 million of federal net operating loss carryforwards that will expire in 2029. The federal and state operating loss carryforwards include approximately $1.5 million of gross windfall tax benefits from stock option exercises that have not been recorded as of December 31, 2008. These deferred tax assets will be recorded as an increase to additional paid in capital when the related tax benefits are realized. During the second quarter of 2007, tax legislation was enacted in one of our filing

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
jurisdictions that increased the tax rate at which loss carryforwards can be utilized in the future. We increased the value of our deferred tax assets related to these loss carryforwards by approximately $1.4 million based on the provisions outlined in the legislation. The adjustment was recorded as an increase to the income tax benefit.
     We have generated significant deferred tax assets partially due to various goodwill and other long-lived asset impairments that we recorded. We evaluate our deferred tax assets on a quarterly basis to determine whether a valuation allowance is required. In accordance with SFAS No. 109, Accounting for Income Taxes (“SFAS 109”), we assess whether a valuation allowance should be established based on our determination of whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. In light of the continued downturn in the housing market and the uncertainty as to its length and magnitude and the additional asset impairments recorded during 2008, we were in a three-year cumulative loss position. According to SFAS 109, cumulative losses in recent years represent significant negative evidence in considering whether deferred tax assets are realizable, and also generally preclude relying on projections of future taxable income to support the recovery of deferred tax assets. Therefore, during 2008, we recorded a valuation allowance totaling approximately $41.2 million against primarily all of our net deferred tax assets of which $31.6 million related to our continuing operations, $3.0 million related to other comprehensive (loss) income, and $6.6 million related to our discontinued operations. We also utilized $0.1 million of valuation allowance against our deferred tax assets. We excluded the deferred tax liabilities related to certain indefinite lived intangibles when calculating the amount of valuation allowance needed as these liabilities cannot be considered as a source of income when determining the realizability of the net deferred tax assets. The valuation allowance was recorded as a reduction to income tax benefit.
     The deferred tax assets for which there is no valuation allowance relate to amounts that can be realized through future reversals of existing taxable temporary differences or through the generation of sufficient taxable income. To the extent we generate sufficient taxable income in the future to fully utilize the tax benefits of the net deferred tax assets on which a valuation allowance was recorded, our effective tax rate may decrease as the valuation allowance is reversed.
     We adopted FASB Interpretation 48, Accounting for Uncertainty in Income Taxes (“FIN 48”), at the beginning of 2007. FIN 48 clarifies the accounting for income taxes by prescribing the minimum recognition threshold a tax position is required to meet before being recognized in the financial statements. FIN 48 also provides guidance on derecognition measurement, classification, interest and penalties, and disclosure requirements. The implementation of FIN 48 did not have a significant impact on our financial position or results of operations. As a result of the adoption, we recognized a $0.8 million increase to reserves for uncertain tax positions, which was accounted for as an adjustment to the beginning balance of retained earnings.
     We accrue interest and penalties on our uncertain tax positions as a component of our provision for income taxes. We accrued interest and penalties of $0.1 million in 2008 and $0.3 million in 2007. We also reduced interest and penalties $0.5 million in 2008 and $0.1 million in 2007 due to settlements with taxing authorities and the lapse of applicable statutes of limitations. We had a total of $0.3 million and $0.7 million accrued for interest and penalties for our uncertain tax positions as of December 31, 2008 and 2007, respectively.
     The following table shows the changes in the amount of our uncertain tax positions (exclusive of the effect of interest and penalties):

	2008	2007
	(In thousands)
Balance at January 1,	$2,347	$2,364
Tax positions taken in prior periods:
Gross increases	26	321
Gross decreases	(63)	(507)
Tax positions taken in current period:
Gross increases	111	250
Additions for tax positions acquired in business combinations	—	161
Settlements with taxing authorities	(705)	(16)
Lapse of applicable statute of limitations	(425)	(226)

Balance at December 31,	$1,291	$2,347

     If our uncertain tax positions were recognized, a benefit of $0.8 million, net of any U.S. Federal tax benefit, would affect our effective income tax rate. We currently estimate that our unrecognized tax benefits will decrease by approximately $0.2 million during the next twelve months due to the resolution of certain examination procedures and the expiration of statutes of limitations.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
     We are subject to U.S. federal income tax as well as income tax of multiple state jurisdictions. Based on completed examinations and the expiration of statutes of limitations, we have concluded all U.S. federal income tax matters for years through 2004. The Company reports in 13 states with various years open to examination.
13. Employee Benefit Plans
     We maintain one active defined contribution 401(k) plan. Employees of the Company are eligible after completing six months of employment to participate in the Builders FirstSource, Inc. 401(k) Plan. Participants can contribute up to 15% of their annual compensation, subject to federally mandated maximums. Participants are immediately vested in their own contributions. We match 50 cents of each pre-tax dollar contributed by participating employees, up to 6% of employees’ contributions and subject to IRS limitations. The Company’s matching contributions are subject to a pro-rata five-year vesting schedule. We recognized expense of $2.4 million, $2.9 million and $3.3 million in 2008, 2007 and 2006, respectively, for contributions to the plan.
     In light of the difficult macroeconomic conditions that affect us, we announced that in 2009 our match will be reduced to 25 cents of each pre-tax dollar contributed by participating employees, up to 6% of employees’ contributions and subject to IRS limitations.
14. Commitments and Contingencies
     We lease certain land, buildings and equipment used in operations. These leases are generally accounted for as operating leases with terms ranging from one to 20 years and generally contain renewal options. Certain operating leases are subject to contingent rentals based on various measures, primarily consumer price index increases. Total rent expense under operating leases was approximately $34.8 million, $35.9 million and $34.2 million for the years ended December 31, 2008, 2007 and 2006, respectively.
     In addition, we have residual value guarantees on certain equipment leases. Under these leases we have the option of (a) purchasing the equipment at the end of the lease term, (b) arranging for the sale of the equipment to a third party, or (c) returning the equipment to the lessor to sell the equipment. If the sales proceeds in any case are less than the residual value, we are required to reimburse the lessor for the deficiency up to a specified level as stated in each lease agreement. If the sales proceeds exceed the residual value, we are entitled to all of such excess amounts. The guarantees under these leases for the residual values of equipment at the end of the respective operating lease periods approximated $7.8 million as of December 31, 2008. Based upon the expectation that none of these leased assets will have a residual value at the end of the lease term that is materially less than the value specified in the related operating lease agreement or that we will purchase the equipment at the end of the lease term, we do not believe it is probable that we will be required to fund any amounts under the terms of these guarantee arrangements. Accordingly, no accruals have been recognized for these guarantees.
     Future minimum commitments for noncancelable operating leases with initial or remaining lease terms in excess of one year are as follows:

	Related Party	Total*
	(In thousands)
Year ending December 31,
2009	$1,347	$34,138
2010	1,024	27,496
2011	756	20,861
2012	756	14,531
2013	499	12,548
Thereafter	227	36,091

	$4,609	$145,665

*	Includes related party future minimum commitments for noncancelable operating leases.
     We have outstanding letters of credit totaling $16.6 million that principally support our self-retention insurance programs.
     We are a party to various legal proceedings in the ordinary course of business. Although the ultimate disposition of these proceedings cannot be predicted with certainty, management believes the outcome of any claim that is pending or threatened, either individually or on a combined basis, will not have a material adverse effect on our consolidated financial position, cash flows or results of operations. However, there can be no assurances that future costs would not be material to our results of operations or liquidity for a particular period.

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
15. Segment and Product Information
     We have three regional operating segments — Atlantic, Southeast and Central — with centralized financial and operational oversight. We believe that these operating segments meet the aggregation criteria prescribed in SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, and thus have one reportable segment.
     Sales by product category were as follows for the years ended December 31:

	2008	2007	2006
	(In thousands)
Prefabricated components	$194,173	$301,499	$419,321
Windows & doors	248,515	347,807	447,796
Lumber & lumber sheet goods	238,719	393,022	664,070
Millwork	102,803	144,954	189,418
Other building products & services	207,804	281,146	342,861

Total sales	$992,014	$1,468,428	$2,063,466

16. Related Party Transactions
     An affiliate of JLL Partners, Inc. is a principal beneficial owner of PGT, Inc. Mr. Sherman serves on the board of directors for PGT, Inc. We purchased windows from PGT, Inc. totaling $2.8 million, $2.7 million and $4.9 million in 2008, 2007 and 2006, respectively. We had accounts payable to PGT, Inc. in the amounts of $0.2 million and $0.2 million as of December 31, 2008 and 2007, respectively.
     In 2008, 2007 and 2006, we paid approximately $1.4 million, $1.3 million and $1.1 million, respectively, in rental expense to employees or our non-affiliate stockholders for leases of land and buildings.
17. Concentrations
     We maintain cash at financial institutions in excess of federally insured limits. Accounts receivable potentially expose us to concentrations of credit risk. We provide credit in the normal course of business to customers in the residential construction industry. We perform ongoing credit evaluations of our customers and maintain allowances for potential credit losses. Because customers are dispersed among our various markets, our credit risk to any one customer or state economy is not significant.
     Our customer mix is a balance of large national homebuilders, regional homebuilders and local homebuilders. For the year ended December 31, 2008, our top 10 customers accounted for approximately 19% of our sales, and no single customer accounted for more than 5% of sales.
     We source products from a large number of suppliers. No materials purchases from any single supplier represented more than 9% of our total materials purchases in 2008.
18. Supplemental Cash Flow Information
     Supplemental cash flow information was as follows for the years ended December 31:

	2008	2007	2006
	(In thousands)
Cash payments for interest	$24,011	$28,780	$27,923
Cash (refunds) payments for income taxes	(15,169)	1,168	49,754

BUILDERS FIRSTSOURCE, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)
19. Unaudited Quarterly Financial Data
     The following tables summarize the consolidated quarterly results of operations for 2008 and 2007 (in thousands, except per share amounts):

	2008
	First Quarter	Second Quarter		Third Quarter		Fourth Quarter
Net sales	$250,793	$282,314		$266,002		$192,905
Gross margin	56,450	61,212		56,345		41,534
Loss from continuing operations	(14,208)	(42,564	)(1)	(15,612	)(3)	(48,199	)(5)
Loss from discontinued operations, net of tax	(1,638)	(3,349	)(2)	(3,244	)(4)	(10,680	)(6)
Net loss	(15,846)	(45,913)		(18,856)		(58,879)
Basic and diluted net loss per share
Loss from continuing operations	$(0.40)	$(1.19	)(1)	$(0.44	)(3)	$(1.35	)(5)
Loss from discontinued operations	(0.05)	(0.10	)(2)	(0.09	)(4)	(0.30	)(6)

Net loss	$(0.45)	$(1.29)		$(0.53)		$(1.65)

	2007
	First Quarter	Second Quarter	Third Quarter		Fourth Quarter
Net sales	$381,341	$426,141	$382,033		$278,913
Gross margin	98,167	107,717	92,667		64,610
Income (loss) from continuing operations	1,405	8,552	480		(13,044	)(8)
Loss from discontinued operations, net of tax	(1,173)	(157)	(12,492	)(7)	(7,323	)(9)
Net income (loss)	232	8,395	(12,012)		(20,367)
Basic net income (loss) per share
Income (loss) from continuing operations	$0.04	$0.24	$0.01		$(0.37	)(8)
Loss from discontinued operations	(0.03)	(0.00)	(0.35	)(7)	(0.21	)(9)

Net income (loss)	$0.01	$0.24	$(0.34)		$(0.58)

Diluted net income (loss) per share
Income (loss) from continuing operations	$0.04	$0.23	$0.01		$(0.37	)(8)
Loss from discontinued operations	(0.03)	(0.00)	(0.34	)(7)	(0.21	)(9)

Net income (loss)	$0.01	$0.23	$(0.33)		$(0.58)

(1)	Includes goodwill impairment of $3.5 million as discussed in Note 6, asset impairment charges of $2.2 million as discussed in Note 2, other intangible asset impairment charges of $4.4 million as discussed in Note 7, and a valuation allowance of $24.1 million as discussed in Note 12.

(2)	Includes goodwill impairment of $4.0 million as discussed in Note 5.

(3)	Includes facility closure costs of $0.7 million as discussed in Note 11 and a valuation allowance of $3.2 million as discussed in Note 12.

(4)	Includes facility closures costs of $3.5 million as discussed in Note 5.

(5)	Includes goodwill impairment of $36.4 million as discussed in Note 6, asset impairment charge of $0.4 million as discussed in Note 2, facility closures costs of $0.3 million as discussed in Note 11, and a valuation allowance of $4.3 million as discussed in Note 12.

(6)	Includes facility closure costs of $3.8 million as discussed in Note 5 and a valuation allowance of $6.6 million as discussed in Note 12.

(7)	Includes goodwill impairment of $18.9 million as discussed in Note 5.

(8)	Includes $1.6 million write-off of deferred financing fees as discussed in Note 9 and includes an asset impairment charge of $0.4 million as discussed in Note 2.

(9)	Includes goodwill impairment of $8.6 million and asset impairment charges of $0.7 million as discussed in Note 5.
     In accordance with SFAS 128, earnings per share is computed independently for each of the quarters presented; therefore, the sum of the quarterly earnings per share may not equal the annual earnings per share.